Exhibit 10.97
EXECUTION VERSION
$65,000,000
CREDIT AGREEMENT
dated as of
March 15, 2010
By and among
ALON REFINING KROTZ SPRINGS, INC.,
and
EACH OTHER PARTY JOINED AS A BORROWER HEREUNDER
as Borrower,
The Lenders Party Hereto
and
BANK HAPOALIM B.M.,
as Administrative Agent

SCHEDULES:
Schedule 2.01 — Commitments
Schedule 3.09 — Litigation
Schedule 3.17 — Environmental Matters
Schedule 3.18 — Insurance
Schedule 6.01 — Indebtedness
Schedule 6.02 — Existing Liens
Schedule 6.04 — Existing Investments
EXHIBITS:
Exhibit A — Form of Administrative Questionnaire
Exhibit B — Form of Assignment and Acceptance
Exhibit C — Form of Borrowing Request
Exhibit D — Form of Note
Exhibit E — Form of BH Letter of Credit Termination Letter

CREDIT AGREEMENT dated as of March 15, 2010, among ALON REFINING KROTZ SPRINGS, INC., a Delaware corporation (and together with each other party joined as a borrower pursuant to Section 5.12, the “Borrower”), the Lenders (as defined in Article I), and BANK HAPOALIM B.M., a bank organized under the laws of Israel, acting through its New York branch, as administrative agent (in such capacity, the “Administrative Agent”) and as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.
          The Borrower has requested the Lenders to provide a term loan facility (the “Facility”) available in the form of a single Borrowing on the Closing Date in an aggregate principal amount of $65,000,000 to be used to repay the Revolving Credit Facility and for the general corporate purposes of the Borrower. Capitalized terms used but not defined in this paragraph shall have the meanings given them in Article I.
          The Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE I
Definitions; Construction; Incorporation by Reference
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
          “1-Month LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the 1-Month LIBOR Rate.
          “1-Month LIBOR Rate” shall mean the LIBOR Rate applicable to an Interest Period of one month, plus 3.00%.
          “2-Week LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the 2-Week LIBOR Rate.
          “2-Week LIBOR Rate” shall mean the LIBOR Rate applicable to an Interest Period of two weeks, plus 3.00%.
          “ABL Priority Collateral” shall be as defined in the Intercreditor Agreement; provided that, if Discharge (as defined in the Intercreditor Agreement) of the Non-ABL Obligations (as defined in the Intercreditor Agreement) shall have occurred, “ABL Priority Collateral” shall mean all Collateral.
          “Acquisition” shall mean the acquisition of (A) a controlling equity interest in another person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or (B) assets of another person which constitute all or substantially all of the assets of such person or of a line or lines of business conducted by such person.
          “Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.
          “Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.09, the term “Affiliate” shall also include any person that directly or indirectly owns 10% or more of any class of Equity Interests of the person specified.
          “Asset Sale” shall have the meaning assigned to such term in Section 6.06.
          “Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee and accepted by the Administrative Agent substantially in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.
          “Average Life” shall mean, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:
(1)	the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of or redemption or similar payment with respect to such Indebtedness multiplied by the amount of such payment by
(2)	the sum of all such payments.
          “Bankruptcy Code” shall mean Title 11 of the United States Code.
          “BH Letters of Credit” shall mean (i) that certain irrevocable standby letter of credit No. 459-02-000069/2 for $20,000,000 issued on June 26, 2008, as amended, (ii) that certain irrevocable standby letter of credit No. 459-02-000070/9 for $20,000,000 issued on June 26, 2008, as amended, (iii) that certain irrevocable standby letter of credit No. 459-02-000071/8 for $15,000,000 issued on June 26, 2008, as amended and (iv) that certain irrevocable standby letter of credit No. 459-02-000087/0 for $10,000,000 issued on March 16, 2009, as amended, each issued by Bank Hapoalim B.M., Tel Aviv, at the request of Alon Fuel Supply in Jerusalem (1998) Ltd. in favor of Bank of America N.A.
          “Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
          “Board of Directors” with respect to a person shall mean the Board of Directors of such person or any committee thereof duly authorized to act on behalf of such Board; provided, however, that for purposes of the definition of “Change of Control”, the term “Board of Directors” with respect to a person shall mean the Board of Directors of such person, but not any committee thereof.
          “Borrowed Money” shall mean, with respect to any Obligor, without duplication, its (a) Indebtedness that (A) arises from the lending of money by any person to such Obligor, (B) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (C) accrues interest or is a type upon which interest charges are customarily paid (excluding trade payables owing in the ordinary course of business), or (D) was issued or assumed as full or partial payment for property; (b) Capital Lease Obligations and Synthetic Lease Obligations; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Indebtedness of the foregoing types owing by another person.
          “Borrowing” shall mean Loans of the same Type (i) made on the same date or (ii) converted into Loans of another Type on the same date, in each case, as to which a single Interest Period is in effect.
          “Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be reasonably acceptable to the Administrative Agent.
          “Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close.
          “Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “CFC” shall mean (a) each subsidiary of the Borrower that is a “controlled foreign corporation” for purposes of the Code and (b) each subsidiary of each such controlled foreign corporation.
          A “Change of Control” shall be deemed to have occurred if:
(1)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934), other than one or more Permitted Holders, is or becomes the beneficial owner, as defined in Rules 13d-3 and 13d-5 under the Exchange Act (except that for purposes of this clause (1) such person shall be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Borrower (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined in this clause (1)), directly or indirectly, of more than 50% of the voting power of the Voting Stock of such parent entity or has the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);
(2)	individuals who on the Closing Date constituted the Board of Directors of the Borrower (together with any new directors whose election by the Board of Directors of the Borrower or whose nomination for election by the shareholders of the Borrower was approved by a vote of a majority of the directors of the Borrower then still in office who were either directors on the Closing Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office;
(3)	the adoption of a plan relating to the liquidation or dissolution of the Borrower; or
(4)	the merger or consolidation of the Borrower with or into another person or the merger of another person with or into the Borrower, or the sale of all or substantially all the assets of the Borrower (determined on a consolidated basis) to another person (other than, in all such cases, a person that is controlled by the Permitted Holders), other than a transaction following which (A) in the case of a merger or consolidation transaction, (i) holders of securities that represented 100% of the Voting Stock of the Borrower immediately prior to such transaction own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion to each other as before the transaction or (ii) immediately after such transaction the Permitted Holders beneficially own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the surviving person in such merger or consolidation transaction immediately after such transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Loans and either (i) is or becomes a subsidiary of the transferor of such assets or (ii) is or becomes a person a majority of the total voting power of the Voting Stock of which is beneficially owned, directly or indirectly, by the Permitted Holders.
          “Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.13, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

          “Closing Date” shall mean March 15, 2010, or such other date designated by the Borrower, in a notice delivered to the Administrative Agent not fewer than two Business Days prior to such date, as the date on which the Borrowing is to be made under this Agreement.
          “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” shall mean all the “Collateral” as defined in any Security Document.
          “Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Loans hereunder as set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender assumed its Commitment, as applicable.
          “Commodity Agreement” shall mean in respect of a person any commodity or raw material futures contract, commodity or raw materials option or other agreement or arrangement designed to protect such person against fluctuations in commodity or raw materials prices, other than hydrocarbons.
          “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
          “Crack Spread Hedging Agreement” shall mean any Hedging Agreement or combination of Hedging Agreements to which any Obligor is a party that hedges against fluctuations in the difference between the price of crude oil and the price of refined petroleum products, together with the schedules and exhibits thereto.
          “Crack Spread Hedging Cash Collateral” shall mean cash deposited by the Borrower or its Affiliates with, or for the benefit of, (a) the Crack Spread Hedging Counterparty as support for the Borrower’s obligations under the Crack Spread Hedging Agreement or (b) the issuer of the Crack Spread Hedging Support LC as support for the Borrower’s obligations under the Crack Spread Hedging Support LC as the account party thereunder; provided, that the total amount of such cash shall not exceed the lesser of (i) $50,000,000, or (ii) the sum of (1) the net proceeds retained by the Borrower from issuance of the Notes following repayment of the Term Loan Facility and (2) cash collateral contributed for such purpose by Parent and its Affiliates (other than Holdings and its subsidiaries, except to the extent such cash collateral was originally contributed to Holdings or its subsidiaries by Parent and its Affiliates (other than Holdings and its subsidiaries)).
          “Crack Spread Hedging Cash Collateral Account” shall be as defined in the Intercreditor Agreement.

          “Crack Spread Hedging Counterparty” shall mean any person that is party to a Crack Spread Hedging Agreement as the counterparty to any Obligor thereunder and a party to the Intercreditor Agreement pursuant to an intercreditor joinder agreement.
          “Crack Spread Hedging Documents” shall be as defined in the Intercreditor Agreement.
          “Crack Spread Hedging Liens” shall be as defined in the Intercreditor Agreement.
          “Crack Spread Hedging Obligations” shall be as defined in the Intercreditor Agreement.
          “Crack Spread Hedging Secured Party” shall be as defined in the Intercreditor Agreement.
          “Crack Spread Hedging Support LC” shall mean one or more letters of credit issued for the benefit of a Crack Spread Hedging Counterparty as support for the Borrower’s obligations under any Crack Spread Hedging Agreement in the aggregate face amount not to exceed the lesser of (a) $50,000,000, or (b) the sum of (i) the net proceeds retained by the Borrower from issuance of the Notes following repayment of the Term Loan Facility and (ii) cash collateral contributed by Parent and its Affiliates (other than Holdings and its subsidiaries, except to the extent such cash collateral was originally contributed to Holdings or its subsidiaries by Parent and its Affiliates (other than Holdings and its subsidiaries)) to support reimbursement obligations in respect of such letters of credit.
          “Currency Agreement” shall mean in respect of a person any foreign exchange contract, currency swap agreement or other similar agreement designed to protect such person against fluctuations in currency values.
          “Default” shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.
          “Deposit Account” shall be as defined in accordance with the UCC in effect in the State of New York from time to time.
          “Deposit Account Control Agreements” shall mean the deposit account control agreements, in form and substance acceptable to the Administrative Agent, to be executed by each institution maintaining a Deposit Account for the Borrower (to the extent the financial institution at which such Deposit Account is maintained does not prohibit such Deposit Accounts from being subject to control agreements) and to the extent required under the Guarantee and Collateral Agreement, in favor of the Administrative Agent, for the benefit of Secured Parties, as security for the Obligations incurred under the Loan Documents, and in favor of such other parties as is contemplated by the Intercreditor Agreement.

          “Disqualified Stock” means any capital stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the capital stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the capital stock, in whole or in part, in any such case on or prior to the date that is 91 days after the date on which the Loans hereunder mature. Notwithstanding the preceding sentence, any capital stock that would constitute Disqualified Stock solely because the holders of the capital stock have the right to require the Borrower to repurchase such capital stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such capital stock provide that the Borrower may not repurchase or redeem any such capital stock pursuant to such provisions unless such repurchase or redemption complies with Section 6.08. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Borrower and its subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.
          “dollars” or “$” shall mean lawful money of the United States of America.
          “Domestic Subsidiary” shall mean any subsidiary of the Borrower incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.
          “Earnout Agreement” shall mean the Earnout Agreement entered into on July 3, 2008 by and between the Borrower and Valero pursuant to the Stock Purchase Agreement, as amended from time to time.
          “EBITDA” for any period and with respect to any person, shall mean such person’s consolidated net income for such period, plus (a) without duplication and to the extent included in the calculation of such net income, the sum of (i) consolidated interest expense for such period (including imputed interest expense in respect of Capital Lease Obligations), determined on a consolidated basis in accordance with GAAP, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), (iv) the Transaction Costs, (v) any non-recurring loss to the extent the Borrower or any of its consolidated subsidiaries has received during such period in cash an indemnification payment in respect of such loss pursuant to the indemnification provisions of the Stock Purchase Agreement, (vi) earnout expense for such period relating to the Earnout Agreement, and (vii) any noncash charges for such period (excluding inventory write-offs, any bad debt expense and any noncash charge to the extent it represents an accrual of or a reserve for cash expenditures in any future period); provided, that any cash payment made with respect to any noncash items added back in computing EBITDA for any prior period pursuant to this clause (a) shall be subtracted in computing EBITDA for the period in which such cash payment is made; plus (b) without duplication and to the extent not included in determining such net income, all cash proceeds of business interruption insurance received by the Borrower or any of its consolidated subsidiaries during such period; and minus (c) without duplication and to the extent included in determining such net income, (i) any extraordinary gains for such period and (b) noncash items of income for such period (excluding any noncash items of income (i) in respect of which cash was received in a prior period or will be received in a future period or (ii) that represents the reversal of any accrual for, or cash reserves for, anticipated cash charges in any prior period), all determined on a consolidated basis in accordance with GAAP; provided, that EBITDA for any period shall be calculated to exclude any unrealized non-cash gain or loss for such period in respect of Hedging Agreements resulting from the application of the Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities”, or a successor thereto, and the related tax effects.
          “Effective Date” shall mean the date on which the conditions to the initial borrowing hereunder set forth in Section 4.01 shall have been satisfied.
          “Environment” shall mean soil, land surface, subsurface, surface waters (whether permanent or ephemeral), groundwater, drinking water, wetlands, sediments, ambient air (including, without limitation, indoor air), plant life, animal life, microorganisms and any and all other natural media or resources.
          “Environmental Laws” shall mean all former, current and future federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements, in each case, relating to protection of the Environment, natural resources, human health and safety or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.
          “Environmental Liability” shall mean all liabilities, obligations, prohibitions, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including, without limitation, administrative oversight costs, natural resource damages, financial assistance and remediation costs necessary to meet state, federal or local cleanup levels, regardless of whether there may be a current obligation to remediate), whether contingent or otherwise, arising out of or relating to actual or alleged (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equipment” shall be as defined in the UCC.
          “Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, or any obligations convertible into or exchangeable for, or giving any person a right, option or warrant to acquire, such equity interests or such convertible or exchangeable obligations.
          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
          “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of the Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan; (e) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a Administrative Agent to administer any Plan; (f) the adoption of any amendment to a Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (g) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt from any Multiemployer Plan by the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of its subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such subsidiary could otherwise be liable; or (i) any other event or condition with respect to a Plan or Multiemployer Plan that could result in liability of the Borrower or any subsidiary.
          “Event of Default” shall have the meaning assigned to such term in Article VII.
          “Excluded Contributions” means net cash proceeds or marketable securities received by the Borrower from contributions to its common equity capital designated as Excluded Contributions pursuant to an Officers’ Certificate on the date such capital contributions are made.
          “Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America or any State or political subdivision thereof, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(a)), any withholding tax that is imposed by the United States of America on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.21(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.19(a).
          “Existing Parent Revolving Credit Agreement” shall mean that certain Amended Revolving Credit Agreement, dated as of June 22, 2006 by and among Alon USA, LP, f/k/a SWBU, L.P., a Texas limited partnership, as a borrower, such other subsidiaries of the Parent as may be designated as a borrower thereunder, Parent and all direct and indirect subsidiaries of the Parent (other than the “Excluded Subsidiaries” as defined therein), each as a guarantor, the financial institutions from time to time party thereto as lenders, Israel Discount Bank of New York, as administrative agent, co-arranger and collateral agent for the lenders, and Bank Leumi USA, as co-arranger for the lenders, as amended and as the same may from time to time be amended, restated or otherwise modified.
          “Existing Parent Term Credit Agreement” shall mean the Credit Agreement dated as of June 22, 2006, as amended, among Parent, the lenders party thereto and Credit Suisse, as administrative agent.
          “ExxonMobil Pipeline Supply Contract” shall mean any agreement pursuant to which Holdings or any of its subsidiaries obtains crude oil through any ExxonMobil Pipeline, and any agreement relating thereto, other than any tariff rules and regulations and similar agreements of general application from time to time published by ExxonMobil Pipeline Company.
          “ExxonMobil Pipelines” shall mean the pipeline systems known as (a) the “Southbend/Sunset System” and (b) the “Northline System”, each operated by ExxonMobil Pipeline Company.
          “Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

          “Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, treasurer or controller of such person.
          “First Purchaser Lien” shall mean a statutory Lien created in connection with the sale and purchase of Petroleum Product, including the statutory Liens, if any, created under the laws of Texas, New Mexico, Wyoming, Kansas, Oklahoma, or any other state.
          “Foreign Lender” shall mean any Lender that is organized under the laws of, or the applicable lending office of which is located in, a jurisdiction outside the United States of America.
          “GAAP” shall mean United States generally accepted accounting principles applied on a consistent basis.
          “Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or legislative or regulatory body.
          “Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
          “Guarantee and Collateral Agreement” shall mean a Guarantee and Collateral Agreement reasonably satisfactory in form and substance to each Lender and the Borrower under which (i) the Borrower and the Subsidiary Guarantors shall assign and pledge the Collateral (as defined therein) to secure the Obligations (as defined therein) and (ii) each Subsidiary Guarantor shall guarantee the due and punctual payment and performance of the Obligations (as defined therein) for the ratable benefit of the Secured Parties.
          “Guarantee and Collateral Requirement” shall mean, at any time, the requirement that:
          (a) the Administrative Agent shall have received from each Obligor either (i) a counterpart of the Guarantee and Collateral Agreement, duly executed on behalf of such Obligor or (ii) in the case of any person that becomes a Obligor after the Effective

Date, a supplement to such agreement, in the form specified therein, duly executed on behalf of such Obligor;
          (b) all outstanding Equity Interests held by the Borrower and any Subsidiary Guarantor (limited, in the case of any CFC, to 65% of the voting Equity Interests of such subsidiary), shall have been pledged pursuant to the Guarantee and Collateral Agreement or another agreement in form and substance reasonably satisfactory to the Administrative Agent, and the Collateral Agent shall have received, in the case of any certificated Equity Interests (except to the extent otherwise provided in the Intercreditor Agreement), the certificates or other instruments representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto duly endorsed in blank;
          (c) all Indebtedness of the Borrower, any of its subsidiaries or any other person that is owing to any Obligor shall have been pledged pursuant to the Guarantee and Collateral Agreement and any obligation in an amount greater than $250,000 included in such Indebtedness shall be evidenced by a writing (which, if such writing is a promissory note, shall have been delivered to the Collateral Agent, except to the extent otherwise provided in the Intercreditor Agreement, together with instruments of transfer with respect thereto endorsed in blank);
          (d) all documents and instruments, including all Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create or perfect the Liens intended to be created by the Guarantee and Collateral Agreement shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording; and
          (e) each Obligor shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.
The Collateral Agent may grant, in its discretion, extensions of time for the perfection of security interests in or the obtaining of necessary consents (including extensions beyond the Effective Date for the perfection of security interests in or the obtaining of necessary consents with respect to the assets of the Obligors on such date).
          “Hazardous Materials” shall mean (a) any petroleum products or byproducts and all solvents, hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons, greenhouse gases and all ozone-depleting substances, (b) toxic or pathogenic microorganisms and (c) any other chemical, material, substance, organism or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.
          “Hedging Agreement” shall mean any Interest Rate Agreement, Currency Agreement, Hydrocarbon Agreement or Commodity Agreement.

          “Hedging Obligations” of any person shall mean the obligations of such person pursuant to any Hedging Agreement.
          “Holdings” shall mean Alon Refining Louisiana, Inc., a Delaware corporation.
          “Hydrocarbon Agreement” shall mean in respect of a person any purchase or hedging agreement of hydrocarbons or refined products therefrom, future contract or option or other agreement or arrangement designed to protect such person against fluctuations in the price of hydrocarbons or refined products therefrom.
          “Inactive Subsidiary” any subsidiary of the Borrower (a) that does not conduct any business operations, (b) has assets with a book value of $100,000 or less and (c) does not have any Indebtedness outstanding.
          “Incur” shall mean issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Equity Interests of a person existing at the time such person becomes a subsidiary of the Borrower (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such person at the time it becomes a subsidiary of the Borrower. The term “Incurrence” when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with Section 6.01:
(1)	amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;
(2)	the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Equity Interests in the form of additional Equity Interests of the same class and with the same terms; and
(3)	the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtedness;
will each not be deemed to be the Incurrence of Indebtedness.
          “Indebtedness” shall mean, with respect to any person on any date of determination (without duplication), (a) all obligations of such person for borrowed money or with respect to deposits or advances by other persons of any kind, (b) all monetary obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all monetary obligations of such person under conditional sale or other title retention agreements relating to property acquired by such person (excluding trade accounts payable incurred in the ordinary course of business), (d) all monetary obligations of such person in respect of the deferred purchase price of property or services (excluding (i) current accounts payable incurred in the ordinary course of business, (ii) deferred compensation, (iii) any purchase price adjustment under the Stock Purchase Agreement and (iv) any earnout payment under the Earnout Agreement), (e) all

Capital Lease Obligations and Synthetic Lease Obligations of such person, (f) all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and letters of guaranty, (g) all obligations, contingent or otherwise, of such person in respect of bankers’ acceptances, (h) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the Indebtedness secured thereby has been assumed, and (i) all Guarantees by such person of Indebtedness of others. The Indebtedness of any person shall include the Indebtedness of any other person (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such other person, except to the extent the terms of such Indebtedness provide that such person is not liable therefor. For the avoidance of doubt, the term “Indebtedness” shall not include any obligation of the Borrower or any of its subsidiaries (including any obligations under the Crack Spread Hedging Agreement or any other Hedging Agreement) solely as a result of such obligation being reflected as a liability on the consolidated balance sheet of the Borrower prepared in accordance with GAAP, except to the extent such obligation is of the type set forth in clauses (a) through (i) above.
          “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
          “Indenture” shall mean the Indenture dated as of October 22, 2009 between the Borrower and Wilmington Trust FSB, as trustee, as amended, supplemented, restated or otherwise modified from time to time, pursuant to which the Borrower issued the Notes.
          “Intellectual Property” shall mean all intellectual and similar property of a person, including inventions, designs, patents, copyrights, trademarks, service marks, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.
          “Intellectual Property Claim” shall mean any claim or assertion (whether in writing, by suit or otherwise) that the Borrower’s or any of its subsidiaries’ ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other property violates another person’s Intellectual Property.
          “Intercreditor Agreement” shall mean the Intercreditor Agreement, dated as of October 22, 2009, as amended, by and between the Note Collateral Agent, each Crack Spread Hedging Secured Party a party thereto from time to time, and, upon execution of a joinder agreement thereto on the date hereof, the Administrative Agent.
          “Interest Payment Date” shall mean, with respect to any Loan, the last Business Day of each Interest Period applicable to the Borrowing of which such Loan is a part.

          “Interest Period” shall mean (a) with respect to any 1-Month LIBOR Loan, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1 month thereafter, (b) with respect to any 2-Week LIBOR Loan, the period commencing on the date of such Borrowing and ending two weeks thereafter or (c) with respect to any Prime Rate Loan, the period commencing on the date of such Borrowing and ending one day thereafter; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; provided, further, that such Interest Period shall end on the date on which such Loan is repaid or prepaid in full. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “Interest Rate Agreement” shall mean in respect of a person any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement designed to protect such person against fluctuations in interest rates.
          “Inventory” shall be as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, crude oil, natural gas, natural gas liquids, gasoline, diesel, aviation fuel, fuel oil, propane, ethanol, and other hydrocarbons and other refined products and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in the Borrower’s business (but excluding Equipment).
          “Investment” in any person shall mean any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender and extensions of trade credit) or other extension of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Equity Interests, Indebtedness or other similar instruments issued by such person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.
          “Lenders” shall mean (a) the persons listed on Schedule 2.01 and (b) any other person that has become a party hereto pursuant to an Assignment and Acceptance (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance).
          “LIBOR Rate” shall mean, for any Interest Period, (a) the rate per annum (expressed as a percentage per annum and rounded upwards, if necessary, to the next 1/16 of 1%) equal to the rate determined by the Administrative Agent to be the offered rate on a page or service (whether provided by Bridge Telerate, Reuters, Bloomberg or any other service) that displays a British Bankers Association Interest Settlement Rate for U.S. Dollar deposits in the London interbank market in the approximate amount of such Borrowing to be outstanding during such Interest Period and for a period equal to such Interest Period, determined as of approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, or, if the Administrative Agent determines that for any reason such rate is not available, (b) the rate determined (i) on the basis of the offered rates for dollar deposits approximately equal to the Borrowing and for a maturity comparable to such Interest Period, which are offered by four major banks selected by the Administrative Agent in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period or (ii) by applying such other recognized source of London eurodollar deposit rates as the Administrative Agent may determine from time to time.
          “Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Loan Documents” shall mean this Agreement and the Security Documents.
          “Loans” shall mean the loans made by the Lenders to the Borrower pursuant to Section 2.01.
          “Margin Stock” shall have the meaning assigned to such term in Regulation U.
          “Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, results of operations or financial condition of the Borrower and its subsidiaries taken as a whole, (b) a material impairment of the ability of the Obligors to perform any of their material obligations under any Loan Document to which any of them is or will be a party or (c) a material impairment of the rights of or benefits available to the Lenders under any Loan Document.
          “Material Indebtedness” shall mean Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its subsidiaries in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any of its subsidiaries in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
          “Maturity Date” shall mean June 15, 2010, provided, however, that if such date falls on a day other than a Business Day, the Maturity Date shall be extended to the next succeeding Business Day with interest continuing to accrue at the rate in effect on the date falling three months from the Closing Date.
          “Moody’s” shall mean Moody’s Investors Service Inc.
          “Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Cash Proceeds” shall mean, with respect to an Asset Sale, proceeds (including, when received, any deferred or escrowed payments) received by any Obligor in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions; (b) amounts applied to repayment of Indebtedness secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities and post-closing purchase price adjustments, until such reserves are no longer needed.
          “Non-ABL Obligations” shall mean the Note Obligations and the Crack Spread Hedging Obligations.
          “Non-ABL Priority Collateral” shall be as defined in the Intercreditor Agreement.
          “Note Collateral Agent” shall mean Wilmington Trust FSB acting in its capacity as collateral agent for the secured parties under the Notes and any successor or assignee thereof.
          “Note Documents” shall be as defined in the Intercreditor Agreement.
          “Note Obligations” shall be as defined in the Intercreditor Agreement.
          “Notes” shall mean the Borrower’s 13 1/2% Secured Notes due 2014 issued pursuant to the terms and conditions of the Indenture, as amended from time to time.
          “Obligations” shall mean, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.
          “Obligor” shall mean the Borrower and each Subsidiary Guarantor.
          “Officer” shall mean the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer or the Secretary of the Borrower.

          “Officers’ Certificate” shall mean a certificate signed by two Officers.
          “Offtake Agreement” shall mean the Offtake Agreement dated on July 3, 2008 by and among the Borrower, Valero Refining Company-Louisiana and Valero Marketing and Supply Company, a Delaware corporation.
          “Other Taxes” shall mean any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
          “Parent” shall mean Alon USA Energy, Inc. a Delaware corporation.
          “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
          “Perfection Certificate” shall mean a certificate in a form approved by the Administrative Agent setting forth information required or reasonably requested by the Collateral Agent to enable the Collateral Agent to determine whether the Liens created by the Security Documents have been properly perfected.
          “Permitted Acquisition” shall mean any Acquisition with respect to which (a) the person to be (or whose assets are to be) acquired does not oppose such Acquisition and the line or lines of business of the person to be acquired are substantially the same as one or more line or lines of business conducted by the Borrower, (b) the person to be acquired has reported positive EBITDA (calculated substantially as defined in this Agreement) for the period of four consecutive fiscal quarters most recently preceding such Acquisition, (c) no Default or Event of Default shall have occurred and be continuing either immediately prior to or immediately after giving effect to such Acquisition, (d) the Borrower shall have furnished to the Administrative Agent a certificate of a Financial Officer certifying that no none of the liabilities or other obligations assumed, acquired or arising in connection with the Acquisition could reasonably be expected to have a Material Adverse Effect, and (e) the person acquired shall become a subsidiary of the Borrower or be merged into the Borrower or a subsidiary of the Borrower immediately upon consummation of the Acquisition (or if assets are being acquired, the acquiror shall be a subsidiary of the Borrower).
          “Permitted Business” means any business that is the same as, or reasonably related, ancillary or complementary to, any of the businesses in which the Borrower is engaged on the Closing Date and any business activities reasonably incidental thereto.
          “Permitted Encumbrances” shall mean the following:
          (a) Liens for Taxes that are not yet due or are being contested in compliance with Section 5.03;

          (b) (i) Liens imposed or arising by operation of law and (ii) Liens, such as landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s, consignors’, repairmen’s and other like Liens, arising in the ordinary course of business;
          (c) pledges or Liens incurred and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws;
          (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds, completion bonds and other obligations of a like nature, in each case in the ordinary course of business, provided that such obligations otherwise are in compliance with this Agreement and the other Loan Documents;
          (e) judgment liens in respect of judgments that do not constitute an Event of Default under Article VII, clause (j);
          (f) easements, servitudes, reservations, conditions, limitations, covenants, zoning and land use restrictions, rights-of-way, minor survey exceptions and similar encumbrances or Liens on or defects or imperfections in the title with respect to real property that, in each case, do not secure any monetary obligations and, individually or in the aggregate, do not materially detract from the value of the affected property or the rights or remedies of the Secured Parties with respect thereto or interfere with the ordinary conduct of business of the Borrower or any of its subsidiaries, including the operation of the Krotz Springs Refinery or the use thereof;
          (g) banker’s liens, rights of setoff and similar Liens with respect to cash and Temporary Cash Investments on deposit in one or more bank accounts in the ordinary course of business incurred in connection with the maintenance of such bank accounts;
          (i) Liens arising by virtue of Uniform Commercial Code financing statement filings (or similar filings under applicable law) regarding operating leases entered into by the Borrower and its subsidiaries in the ordinary course of business; and
          (j) any Liens to which any underlying fee interest of the owners of real property leased by the Borrower or any of its subsidiaries is subject, including any Liens that apply to the leasehold interests of the Borrower or any of its subsidiaries by virtue of the underlying fee interests being subject to such Liens, subject, however, to the terms of such leases and any fee owner consent delivered with respect thereto;
          provided, however, that, except in the case of any Lien referred to in clause (h) above (insofar as such Lien secures obligations constituting Indebtedness), the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
          “Permitted Holders” means, individually or collectively in any combination, Alon Israel Oil Company, Ltd., a private company organized under the laws of Israel, any person that controls Alon Israel Oil Company, Ltd. as of the Effective Date,

and David Wiessman (or any trustee acting on behalf of David Wiessman), together with any Person that is controlled by any of the foregoing, individually or collectively in any combination and any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) that is comprised primarily (in terms of economic interests) of any of the foregoing, individually, collectively or in any combination.
          “Permitted Investment” shall mean an Investment by the Borrower or any of its subsidiaries in:
(1)	the Borrower, any of its subsidiaries or a person that will, upon the making of such Investment, become a subsidiary of the Borrower; provided, however, that the primary business of such subsidiary is a Related Business;
(2)	another person if, as a result of such Investment, such other person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Borrower or a subsidiary of the Borrower; provided, however, that such person’s primary business is a Related Business;
(3)	cash and Temporary Cash Investments;
(4)	receivables owing to the Borrower or any subsidiary of the Borrower if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such subsidiary deems reasonable under the circumstances;
(5)	payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(6)	loans or advances to officers, directors or employees made in the ordinary course of business of the Borrower or such subsidiary in an aggregate amount not to exceed $750,000;
(7)	stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any of its subsidiaries or in satisfaction of judgments;
(8)	any person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Sale as permitted pursuant to Section 6.06;
(9)	any person where such Investment is acquired by the Borrower or any of its subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Borrower or any such subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Borrower or any of its subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;
(10)	any person to the extent such Investment consists of prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits made in the ordinary course of business by the Borrower or any of its subsidiaries;
(11)	any person to the extent such Investment consists of Hedging Obligations otherwise permitted by Section 6.01;
(12)	loans or advances in the ordinary course of business and consistent with past practice to distributors or wholesalers of products of the Borrower or any of its subsidiaries in an aggregate amount not to exceed $15,000,000;
(13)	any person to the extent such Investment is in existence on the Closing Date; and
(14)	so long as no Default has occurred and is continuing (or would result therefrom), any person in an aggregate amount which, when added together with the amount of all the Investments made pursuant to this clause (14), does not exceed $5,000,000.
          “Permitted Liens” shall be as defined in Section 6.02.
          “Permitted Parent Payments” means payments in cash to Parent or any of its subsidiaries on account of Parent’s corporate expense allocation to the Borrower and its subsidiaries; provided that such payments shall not exceed $8,000,000 per annum.
          “person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.
          “Petroleum Product” shall mean crude oil, intermediate feedstocks, blendstocks, and finished and unfinished petroleum products, including without limitation, asphalt, gasoline, diesel fuels, fuel oil, jet fuels, and atmospheric gas oil; provided that such term shall not include solvents.
          “Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 307 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

          “Prime Rate” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest, for any day, at the rate determined from time to time by the Administrative Agent’s New York branch and which is stated as the “prime rate” in its books and records, plus 1.75%. The Administrative Agent’s New York branch’s determination of its prime rate shall be conclusive and final and such prime rate is a reference rate and does not necessarily reflect the lowest interest rate charged by the Administrative Agent’s New York branch. Promptly after the Borrower’s request, the Administrative Agent will advise the Borrower of the then applicable Prime Rate.
          “Refinance” shall mean, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.
          “Refinancing Indebtedness” shall mean Indebtedness that Refinances any Indebtedness of the Borrower or any of its subsidiaries outstanding or permitted to be Incurred by the Borrower on the Closing Date under the terms of this Agreement or Incurred after the Closing Date in compliance with this Agreement, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:
(1)	such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;
(2)	such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced; and
(3)	such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced;
          provided further, however, that Refinancing Indebtedness shall not include Indebtedness of a subsidiary of the Borrower that Refinances Indebtedness of the Borrower.
          “Register” shall have the meaning assigned to such term in Section 9.04(d).
          “Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

          “Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
          “Related Business” shall mean any business in which the Borrower or any of its subsidiaries was engaged on the Closing Date and any business related, ancillary or complementary to any business of the Borrower or any of its subsidiaries in which the Borrower or any of its subsidiaries was engaged on the Closing Date.
          “Related Fund” shall mean, with respect to any Lender that is a fund that invests in bank loans, any money market account, investment account, fund or other account that invests in bank loans and is advised or managed by such Lender, an Affiliate of such Lender, the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such person and such person’s Affiliates.
          “Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration (1) into or through the Environment, (2) from any vehicle (including, without limitation, surface vehicles, ships and aircraft) or (3) within or upon any building, structure, facility, vehicle or fixture.
          “Required Lenders” shall mean, at any time, Lenders holding a majority in principal amount of the Loans outstanding at such time or, if no Loans shall be outstanding, Lenders representing a majority in principal amount of the Commitments.
          “Responsible Officer” of any person shall mean any of the chairman of the board of directors, chief executive officer and chief financial officer of such person and, with respect to the Borrower only, Harlin Dean (Vice President and Secretary of the Borrower).
          “Restricted Payment” shall be as defined in Section 6.08.
          “Revolving Credit Facility” shall mean the Amended and Restated Loan and Security Agreement, dated as of October 22, 2009, by and among, inter alia, the Borrower, Holdings, certain financial institutions and Bank of America, N.A., as agent thereunder.
          “S&P” shall mean Standard & Poor’s Rating Service.
          “Sale/Leaseback Transaction” shall mean an arrangement relating to property owned by the Borrower or any of its subsidiaries on the Closing Date or thereafter acquired by the Borrower or any of its subsidiaries whereby the Borrower or any such subsidiary transfers such property to a person (other than to the Borrower or any other subsidiary) and the Borrower or any such subsidiary, as applicable, leases it from such person.

          “SEC” shall mean the U.S. Securities and Exchange Commission.
          “Secured Parties” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.
          “Securities Act” shall mean the U.S. Securities Act of 1933, as amended.
          “Security Documents” shall mean the Guarantee and Collateral Agreement, and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.09.
          “Stated Maturity” shall mean, with respect to any security or obligation, the date specified in such security as the fixed date on which the final payment of principal of such security or obligation is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security or obligation at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).
          “Stock Purchase Agreement” shall mean the Stock Purchase Agreement dated as of May 7, 2008, among Valero, the Borrower and, for the limited purposes set forth therein, Valero Refining Company-Louisiana, together with all definitive schedules, exhibits and other agreements effecting the terms thereof or related thereto (including agreements identified therein as the “Other Agreements”).
          “subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary Guarantor” shall mean each subsidiary of the Borrower other than any subsidiary that is a CFC. There are no Subsidiary Guarantors as of the Closing Date.
          “Subsidiary Guaranty” shall mean a Guarantee by a Subsidiary Guarantor of the Borrower’s obligations with respect to the Loans.
          “Synthetic Lease” shall mean as to any person, any lease (including leases that may be terminated by the lessee at any time) of real or personal property, or a combination thereof, (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee is deemed to own the property so leased for U.S. Federal income tax purposes, other than any such lease under which such person is the lessor.
          “Synthetic Lease Obligations” shall mean as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic

Lease (determined, in the case of a Synthetic Lease providing for an option to purchase the leased property, as if such purchase were required at the end of the term thereof) that would appear on a balance sheet of such person prepared in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.
          “Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges, liabilities or withholdings imposed by any Governmental Authority.
          “Temporary Cash Investments” shall mean any of the following:
(1)	any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;
(2)	investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50,000,000 (or the foreign currency equivalent thereof) and has outstanding debt which is rated “A” (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act), Israel Discount Bank of New York, Bank Leumi USA, Bank Hapoalim or any money-market fund sponsored by a registered broker dealer or mutual fund distributor;
(3)	repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;
(4)	investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P; and
(5)	investments in securities with maturities of 365 days or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least “A” by S&P or “A” by Moody’s.

          “Term Loan Facility” shall mean that certain term loan agreement entered into by the Borrower and Holdings that provided for a term loan facility in the aggregate principal amount of $302,000,000 in connection with the acquisition by the Borrower of all the issued and outstanding Equity Interests Valero Refining Company-Louisiana.
          “Transaction Costs” shall mean the fees and expenses incurred by, or required to be reimbursed or paid by, the Borrower in connection with the initial closing contemplated by the Transactions.
          “Transactions” shall have the meaning assigned to such term in Section 3.02.
          “Type”, when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the 1-Month LIBOR Rate, the 2-Week LIBOR Rate and the Prime Rate.
          “Valero” means Valero Refining and Marketing Company, a Delaware corporation
          “Voting Stock” of a person shall mean all classes of Equity Interests or other interests (including partnership interests) of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.
          “wholly owned” shall mean, in respect of any subsidiary of any person, that Equity Interests representing 100% of the Equity Interests (except for directors’ qualifying shares and shares issued to management or employees) of such subsidiary are, at the time any determination is being made, owned, controlled or held by such person or one or more wholly owned subsidiaries of such person or by such person and one or more wholly owned subsidiaries of such person.
          “Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02. Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference to any document, instrument or agreement includes any amendments, waivers and other modifications, extensions or renewals thereto and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article VI or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Lenders wish to amend Article VI or any related definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Lenders.
ARTICLE II
The Credits
          SECTION 2.01. Commitments and Loans. (a) Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a Loan in dollars to the Borrower on the Closing Date in a principal amount equal to such Lender’s Commitment under the Facility. Amounts paid or prepaid in respect of the Loans may not be reborrowed.
          SECTION 2.02. Loans. (a) Each Loan shall be made as part of a single Borrowing consisting of the Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender).
          (a) Subject to Section 2.14, each Borrowing shall be comprised entirely of 1-Month LIBOR Loans, 2-Week LIBOR Loans or Prime Rate Loans as the Borrower may request pursuant to Section 2.03 or 2.09. Each Lender may at its option make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not (i) affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement or (ii) be inconsistent with the obligations of such Lender under Section 2.20.
          (b) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 noon, New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account designated by the Borrower in the Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.
          (c) Unless the Administrative Agent shall have received notice from a Lender prior to the date of the Borrowing that such Lender will not make available to the

Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender agrees to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent at a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.
          SECTION 2.03. Borrowing Procedure.
          (a) In order to request the Borrowing under Section 2.01, the Borrower shall hand deliver, telecopy or send by electronic communication to the Administrative Agent a duly completed Borrowing Request prior to the Closing Date. The Borrowing Request shall be irrevocable, shall be signed by or on behalf of the Borrower and shall specify the following information: (i) whether the Borrowing is to be a 1-Month LIBOR Loan, a 2-Week LIBOR Loan or a Prime Rate Loan and (ii) the number and location of the account to which funds are to be disbursed; and (iii) the amount of the Borrowing; provided, however, that, notwithstanding any contrary specification in the Borrowing Request, the Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in the notice, then the requested Borrowing shall be a Prime Rate Borrowing. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.03 (and the contents thereof), and of each Lender’s portion of the requested Borrowing.
          (b) If the conditions of lending set forth at Article IV have been satisfied on or before the Closing Date, the Lenders shall, on the Closing Date, make a Loan in dollars to the Borrower in a principal amount equal to such Lender’s Commitment under the Facility.
          SECTION 2.04. Evidence of Debt; Repayment of Loans. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of the Loan of such Lender as provided in Section 2.10.
          (a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from the Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

          (b) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from the Borrower or any Subsidiary Guarantor and each Lender’s share thereof.
          (c) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with their terms.
          (d) Any Lender may request that the Loan made by it hereunder be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns in the form set forth at Exhibit D or otherwise in form and substance reasonably acceptable to the Administrative Agent and the Borrower. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.
          SECTION 2.05. [Intentionally Omitted]
          SECTION 2.06. Interest on Loans. (a) Subject to the provisions of Section 2.07 and 9.09, the Loans comprising each 1-Month LIBOR Borrowing, 2-Week LIBOR Borrowing and Prime Rate Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when a Borrowing bears interest at the Prime Rate and over a year of 360 days at all other times and, in all cases, calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the 1-Month LIBOR Rate, the 2-Week LIBOR Rate or the Prime Rate, respectively.
          (b) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement.
          (c) The applicable 1-Month LIBOR Rate, 2-Week LIBOR Rate or Prime Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          SECTION 2.07. Default Interest. At any time when a Default or an Event of Default shall have occurred and be continuing, each of the interest rates referred to in Section 2.06 shall be increased by 2.00% per annum. If the Borrower shall default in the payment of any amount (other than the principal of any Loan) becoming due hereunder or under any other Loan Document, the Borrower shall on demand from time to time pay interest, to the extent permitted by law, on such defaulted amount to but excluding the date of actual payment (after as well as before judgment), at the rate per annum that would be applicable to a Loan under Section 2.06 plus 2.00% per annum.
          SECTION 2.08. Termination of Commitments. The Commitments shall automatically terminate at 5:00 p.m., New York City time, on March 19, 2010.
          SECTION 2.09. Conversion of Borrowings. (a) The Borrower shall have the right at any time upon prior irrevocable telephonic notice to the Administrative Agent (i) not later than 12:00 (noon), New York City time, three Business Days prior to conversion, to convert any Borrowing into another Type of Borrowing, followed by prompt written notice, subject in each case to the following:
          (i) each conversion shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;
          (ii) if less than all the outstanding principal amount of any Borrowing shall be converted, then each resulting Borrowing shall be in an aggregate principal amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided, however, that the Borrower shall not be entitled to request any Borrowing that, if made, would result in more than three Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings;
          (iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Loan (or portion thereof) being converted shall be paid by the Borrower at the time of conversion;
          (iv) if any Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrower shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.15; and
          (v) upon notice to the Borrower from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of a Default or Event of Default, no outstanding Loan may be converted.
          (b) Each notice pursuant to this Section shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrower requests be converted, (ii) the Type of Borrowing to which such Borrowing is to be converted, and (iii) the date of such conversion (which shall be a Business Day). The Administrative Agent shall advise the Lenders of any notice given pursuant to this

Section and of each Lender’s portion of any converted Borrowing. If the Borrower shall not have given notice in accordance with this Section to continue any Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued as a Borrowing of the same Type it was immediately prior to such continuation into a new Interest Period.
          SECTION 2.10. Repayment of Borrowings. (a) To the extent not previously paid, the Borrower shall pay to the Administrative Agent, for the account of the Lenders, on the Maturity Date, the principal amount of all outstanding Loans, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.
          (b) All repayments pursuant to this Section 2.10 shall be subject to Section 2.15, but shall otherwise be without premium or penalty.
          SECTION 2.11. Optional Prepayments(a) . (a) The Borrower may at any time prepay any Borrowing, in whole or in part, upon, either (i) in the case of any 1-month LIBOR Loan or a 2-Week LIBOR Loan, at least three Business Days’ or (ii) in the case of any PRIME Rate Loan, at least one Business Day’s, prior written or telecopy notice or notice by electronic communication (or telephone notice promptly confirmed by written or telecopy notice or notice by electronic communication); provided, however, that each partial prepayment shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000. The Administrative Agent shall promptly advise the Lenders of any notice given pursuant to this Section 2.11 and of each Lender’s portion of any prepayment.
          (b) Optional prepayments of Loans shall be applied pro rata against the outstanding principal due in respect of the Loans under Section 2.10(a).
          (c) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid, shall be irrevocable and shall commit the Borrower to prepay such Borrowing by the amount stated therein on the date stated therein.
          (d) All prepayments under this Section shall be accompanied by accrued and unpaid interest on the principal amount prepaid to but excluding the date of payment.
          SECTION 2.12. Mandatory Prepayments.
          (a) Subject to the terms and conditions of the Intercreditor Agreement, in the event that the Borrower or any Subsidiary shall receive Net Cash Proceeds from any Asset Sale, the Borrower shall, substantially simultaneously with (and in any event not later than the third Business Day next following) the receipt of such Net Cash Proceeds, apply all such Net Cash Proceeds to prepay outstanding Loans.

          (b) Mandatory prepayments of outstanding Loans under this Agreement shall be allocated pro rata among the Loans and applied pro rata against the remaining scheduled installments of principal due in respect of the Loans under Sections 2.10(a)(i), (ii) and (iii).
          (c) The Borrower shall, to the extent practicable, notify the Administrative Agent by telephone (confirmed by telecopy or electronic communication) of any prepayment under this Section, either (i) in the case of any 1-month LIBOR Loan or a 2-Week LIBOR Loan, at least three Business Days or (ii) in the case of any PRIME Rate Loan, at least one Business Day, before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount to be prepaid and a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest on the amounts prepaid. All prepayments of Borrowings under this Section shall be subject to Section 2.15, but shall otherwise be without premium or penalty.
          (d) Notwithstanding any other provision of this Section, the Borrower may defer any prepayment of less than $1,000,000 that would otherwise be required to be made under this Section until the aggregate amount of all prepayments so deferred shall exceed $1,000,000, at which time the Borrower shall make all such deferred prepayments.
          (e) All amounts required to be paid pursuant to this Section 2.12 shall be applied first, to prepay outstanding Loans of Lenders that accept the same. Any Lender may elect, by notice to the Administrative Agent at or prior to the time and in the manner specified by the Administrative Agent, prior to any prepayment of Loans required to be made by the Borrower pursuant to this Section 2.12, to decline all (but not a portion) of its pro rata share of such prepayment (such declined amounts, the “Declined Proceeds”). Any Declined Proceeds shall be offered to the Lenders not so declining such prepayment (with such Lenders having the right to decline any prepayment with Declined Proceeds at the time and in the manner specified by the Administrative Agent). All such accepted prepayments shall be applied first, to the scheduled installments of principal due in respect of the Loans under Section 2.10 within 12 months of the date on which such prepayment is made and second, pro rata to the remaining scheduled installments of principal due in respect of the Loans under Section 2.10. Thereafter, the remaining Declined Proceeds shall be retained by the Borrower.
          (f) The Borrower shall deliver to the Administrative Agent, at the time of each prepayment required under this Section 2.12, a certificate signed by a Financial Officer of the Borrower setting forth in reasonable detail the calculation of the amount of such prepayment. If at the time of any prepayment pursuant to Section 2.12 there shall be outstanding Borrowings of different Types, and if some but not all Lenders shall have accepted such mandatory prepayment, then the aggregate amount of such mandatory prepayment shall be allocated ratably to the outstanding Borrowings of the accepting Lenders.

          SECTION 2.13. Reserve Requirements; Change in Circumstances. (a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Loans made by such Lender, and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Loan or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrower will pay to such Lender upon demand such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.
          (b) If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
          (c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company as specified in paragraph (a) or (b) above shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate delivered by it within 20 days after its receipt of the same.
          (d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than 120 days prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 120-day period referred to above shall be extended to include the period of retroactive effect thereof.
          SECTION 2.14. Change in Legality. If it shall be unlawful for any Lender to make, maintain or fund any Loan as contemplated by this Agreement, then such Lender shall forthwith give notice thereof to the Administrative Agent and the Borrower describing such illegality. Effective immediately upon the giving of such notice, the obligation of such Lender to make Loans shall be suspended for the duration of such illegality and, if and when such illegality ceases to exist, such suspension shall cease, and such Lender shall notify the Administrative Agent and the Borrower.

          SECTION 2.15. Indemnity. The Borrower shall indemnify each Lender against any loss or expense that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any 1-Month LIBOR Loan or 2-Week LIBOR Loan prior to the end of the Interest Period in effect therefor, (ii) the conversion of any 1-Month LIBOR Loan or 2-Week LIBOR Loan into a Prime Rate Loan, or (iii) any 1-Month LIBOR Loan or 2-Week LIBOR Loan to be made by such Lender (including any 1-Month LIBOR Loan or 2-Week LIBOR Loan to be made pursuant to a conversion under Section 2.09) not being made after notice of such Loan shall have been given by the Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall include an amount equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error.
          SECTION 2.16. Pro rata Treatment. Except as required under Sections 2.12(f) and 2.14, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each reduction of the Commitments and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.
          SECTION 2.17. Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against the Borrower or any other Obligor, or pursuant to a secured claim under Section 506 of Title 11 of the United States Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loan or Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Borrower expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by the Borrower to such Lender by reason thereof as fully as if such Lender had made a Loan directly to the Borrower in the amount of such participation.
          SECTION 2.18. Payments. (a) The Borrower shall make each payment (including principal of or interest on any Borrowing or other amounts) hereunder and under any other Loan Document not later than 2:00 p.m., New York City time, on the date when due in immediately available dollars, without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent at its offices at 1177 Avenue of the Americas, New York, NY 10036.
          (b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest, if applicable.
          (c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date of any payment that the Borrower will not make the payment, the Administrative Agent may assume that the Borrower has made the payment in accordance with paragraph (a) above and the Administrative Agent may, in reliance upon such assumption, disburse such payment to the Lenders in accordance with this Agreement. If the Administrative Agent shall have so disbursed the payment to the Lenders, to the extent that the Borrower shall not have made the payment to the Administrative Agent, each Lender agrees to return any amount paid to it by the Administrative Agent in reliance on this clause (c) forthwith on demand together with interest thereon, for each day from the date such demand until the date such amount is returned to the Administrative Agent at a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error).
          SECTION 2.19. Taxes. (a) Any and all payments by or on account of any obligation of the Borrower or any Obligor hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Obligor shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the

Administrative Agent or such Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or such Obligor shall make such deductions and (iii) the Borrower or such Obligor shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Administrative Agent and each Lender, within 20 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower or any Obligor hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender, or by the Administrative Agent on its behalf or on behalf of a Lender, shall be conclusive absent manifest error. If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.19, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.19 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other person.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or any other Obligor to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate.
          SECTION 2.20. Assignment of Commitments Under Certain Circumstances; Duty to Mitigate. (a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.13, (ii) any Lender delivers a notice described in Section 2.14 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.19 or (iv) any Lender withholds its consent to any proposed amendment, modification or waiver that cannot become effective without the consent of such Lender under Section 9.08, and that has been consented to by the Required Lenders, the Borrower may, at its sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender and the Administrative Agent, (1) require such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations (which assignee may be another Lender, if a Lender accepts such assignment) or (2) in the case of clause (iv) only, prepay all Loans of such Lender; provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld or delayed, and (z) the Borrower or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender plus all other amounts accrued for the account of such Lender hereunder (including any amounts under Section 2.13 and Section 2.15; provided further that, if prior to any such transfer and assignment in accordance with clause (i), (ii) or (iii), the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.13 or notice under Section 2.14 or the amounts paid pursuant to Section 2.19, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.14, or cease to result in amounts being payable under Section 2.19, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.13 in respect of such circumstances or event or shall withdraw its notice under Section 2.14 or shall waive its right to further payments under Section 2.19 in respect of such circumstances or event, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder.
          (b) If (i) any Lender shall request compensation under Section 2.13, (ii) any Lender delivers a notice described in Section 2.14 or (iii) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender, pursuant to Section 2.19, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrower or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.13 or enable it to withdraw its notice pursuant to Section 2.14 or would reduce amounts payable pursuant to Section 2.19, as the case may be, in the future. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.
ARTICLE III
Representations and Warranties
          The Borrower represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders that:
          SECTION 3.01. Organization; Powers. Each Obligor (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow hereunder.
          SECTION 3.02. Authorization. The execution, delivery and performance by each Obligor of each of the Loan Documents to which it is a party, the borrowings hereunder, the use of the proceeds of such borrowings, the creation of the Liens created by the Security Documents and the other transactions contemplated hereby (collectively, the “Transactions”) (a) have been duly authorized by all requisite corporate and, if required, stockholder action of such Obligor and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws, of such Obligor, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument in respect of Material Indebtedness or any other material agreement to which such Obligor is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument in respect of Material Indebtedness or any other material agreement or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any of its subsidiaries

(other than any Lien created hereunder or under the Security Documents). Each of the Borrower and its subsidiaries has been duly designated as, and constitutes, an “Unrestricted Subsidiary” under, and as defined in, the Existing Parent Term Credit Agreement. The Borrower and its subsidiaries have been duly designated as, and constitute, “Alon Louisiana Subsidiaries” under, and as defined in, the Existing Parent Revolving Credit Agreement, and the provisions of the Waiver, Consent, Partial Release and Fourth Amendment dated as of July 2, 2008 executed in connection with the Existing Parent Revolving Credit Agreement have not been amended or otherwise modified.
          SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Obligor that is a party thereto will constitute, a legal, valid and binding obligation of such Obligor enforceable against such Obligor in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).
          SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or material filing with or other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and (b) those which will have been made or obtained and which will be in full force and effect on the Closing Date.
          SECTION 3.05. Financial Statements. The financial statements of the Borrower contained in the Borrower’s registration statement on Form S-4 (registration number 333-163942) filed with the SEC on December 12, 2009, at the time such registration statement became effective, present fairly, in all material respects, the financial condition and results of operations and cash flows of the Borrower and its consolidated subsidiaries as of such dates and for such periods. The balance sheets incorporated therein, and, with respect to the annual and quarterly statements, the notes thereto incorporated therein, disclose all material liabilities, direct or contingent, of the Borrower and its consolidated subsidiaries as of the dates thereof. Such financial statements were prepared in accordance with GAAP applied on a consistent basis.
          SECTION 3.06. No Material Adverse Change. Since December 31, 2008, no event or condition has occurred or existed that has resulted, or could reasonably be expected to result, in a materially adverse effect on the business, assets, results of operations, financial condition or prospects of the Borrower and its subsidiaries, taken as a whole.
          SECTION 3.07. Title to Properties; Possession Under Leases.
          (a) The Borrower and each of its subsidiaries has good and indefeasible title to, or good and valid leasehold interests in, all its material properties and assets, except for Permitted Liens and minor defects in title that in each case or in the aggregate do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes. All such material properties and assets are free and clear of Liens, other than Liens expressly permitted by Section 6.02.
          (b) The Borrower and each of its subsidiaries has complied with all material obligations under all leases to which it is a party and all such leases are in full force and effect. The Borrower and each of its subsidiaries enjoys peaceful and undisturbed possession under all such material leases where the Borrower and each of its subsidiaries is a lessee.
          SECTION 3.08. Subsidiaries. The Borrower has no subsidiaries.
          SECTION 3.09. Litigation; Compliance with Laws. (a) Except as set forth on Schedule 3.09, there are not any actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
          (b) None of the Borrower or any of its subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any such material properties, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.10. Agreements. (a) Neither the Borrower nor any of its subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.
          (b) Neither the Borrower nor any of its subsidiaries (nor, to the knowledge of the Borrower or any of its subsidiaries, any other person) is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Material Indebtedness (including the Offtake Agreement or any ExxonMobil Pipeline Supply Contract), or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.11. Federal Reserve Regulations. (a) Neither the Borrower nor any of its subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

          (b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.
          SECTION 3.12. Investment Company Act. The Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
          SECTION 3.13. Use of Proceeds. The Borrower will use the proceeds of the Loans only for the purposes specified in the preamble to this Agreement.
          SECTION 3.14. Tax Returns. Each of the Borrower and its subsidiaries has filed or caused to be filed all federal, state, local and foreign Tax returns or materials required to have been filed by it and has paid or caused to be paid all Taxes due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such subsidiary, as applicable, has set aside on its books adequate reserves.
          SECTION 3.15. No Material Misstatements. No information, report, financial statement, exhibit or schedule furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained or contains any material misstatement of fact or omitted or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were or are made, not misleading; provided that to the extent such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast or projection, the Borrower represents only that it acted in good faith and utilized assumptions believed to be reasonable in light of the circumstances when made and due care in the preparation of such information, report, financial statement, exhibit or schedule
          SECTION 3.16. Employee Benefit Plans. Each of the Borrower and its ERISA Affiliates is in compliance in all material respects with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder, except where such noncompliance could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in material liability of the Borrower or any of its ERISA Affiliates. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed by more than $10,000,000 the fair market value of the assets of such Plan, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation dates applicable thereto, exceed by more than $10,000,000 the fair market value of the assets of all such underfunded Plans.

          SECTION 3.17. Environmental Matters. Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
          SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by the Borrower or by the Borrower for its subsidiaries or otherwise covering the Collateral as of the date hereof and the Closing Date. As of such date, such insurance is in full force and effect and all premiums have been duly paid. The Borrower and its subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.
          SECTION 3.19. Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and, when the deliveries of certificates representing pledged Equity Interests and Indebtedness that are certificated have been made and financing statements in appropriate form have been filed in the offices specified on Schedule 5 to the Perfection Certificate, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral (other than the security interests in such Collateral not required to be perfected pursuant to the terms of the Guarantee and Collateral Agreement), in each case prior and superior in right to any other person, other than with respect to Liens expressly permitted by Section 6.02 and as otherwise provided in the Intercreditor Agreement, where applicable.
          SECTION 3.20. Labor Matters. As of the date hereof and the Closing Date, there are no strikes, lockouts or slowdowns against the Borrower or any of its subsidiaries pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and its subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters, except where such violation, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its subsidiaries, or for which any claim may be made against the Borrower or any of its subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Borrower or such subsidiary, except where such violation, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Borrower or any of its subsidiaries is bound.

          SECTION 3.21. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of the Borrower and each Subsidiary Guarantor will exceed its debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower and each Subsidiary Guarantor will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower and each Subsidiary Guarantor will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower and each Subsidiary Guarantor will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the date on which the Loans are made hereunder.
          SECTION 3.22. Senior Indebtedness. Obligations of the Borrower hereunder constitute senior indebtedness (however denominated) in respect of any subordinated Indebtedness of the Borrower or any Subsidiary Guarantor.
          SECTION 3.23. Sanctioned Persons. None of the Borrower or its subsidiaries or, to the knowledge of the Borrower or its subsidiaries, any director, officer, agent, employee or Affiliate of the Borrower or any of its subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”). The Borrower will not directly or indirectly use the proceeds of the Loans, or otherwise make available such proceeds to any person, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.
          SECTION 3.24. Intellectual Property. The Borrower and each of its subsidiaries owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, without conflict with any rights of others. There is no pending or, to the Borrower’s knowledge, threatened Intellectual Property Claim with respect to the Borrower, any of its subsidiaries or any of their property (including any Intellectual Property) that has had or could reasonably be expected to have a Material Adverse Effect.
          SECTION 3.25. First Purchaser Liens. None of the Petroleum Product owned or purchased by the Obligors is subject to a First Purchaser Lien except as the Obligors may have previously notified the Agent in accordance with Section 5.05(d).
ARTICLE IV
Conditions of Lending
          SECTION 4.01. Conditions of Lending. The obligations of the Lenders to make Loans as part of any Borrowing hereunder are subject to the satisfaction of the following conditions:

          (a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03.
          (b) The representations and warranties set forth in Article III and in each other Loan Document shall be true and correct in all material respects on and as of the date of such Borrowing with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
          (c) The Borrower and each other Obligor shall be in compliance with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed on or prior to the date of such Borrowing, and at the time of and immediately after such Borrowing, no Event of Default or Default shall have occurred and be continuing.
          (d) The Administrative Agent shall have received to its satisfaction, on behalf of itself and the Lenders, a written opinion of Jones Day.
          (e) All legal matters related to this Agreement, the other Loan Documents and the Transactions shall be satisfactory to the Lenders and to the Administrative Agent and, to the extent previously requested, the Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including Section 326 of the USA Patriot Act.
          (f) The Administrative Agent shall have received (i) a copy of the certificate or articles of incorporation or other organizational documents, including all amendments thereto, of each Obligor, certified as of a recent date by the Secretary of State of the state of its organization, and a certificate as to the good standing of each Obligor as of a recent date from such Secretary of State; (ii) a certificate of the Secretary or Assistant Secretary of each Obligor dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the by-laws or comparable document of such Obligor as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below, (B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or other governing body of such Obligor authorizing the execution, delivery and performance of the Loan Documents to which such Obligor is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (C) that the certificate or articles of incorporation or other organizational documents of such Obligor have not been amended since the date of the copy certified by the Secretary of State furnished pursuant to clause (i) above, and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Obligor; (iii) a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate pursuant to (ii) above; and (iv) such other documents as the Lenders or the Administrative Agent may reasonably request.

          (g) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Borrower, confirming satisfaction of the conditions precedent set forth in paragraphs (b) and (c) above and paragraph (i) below.
          (h) The Administrative Agent shall have received all amounts due and payable on or prior to the date of the initial borrowing hereunder, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.
          (i) The Guarantee and Collateral Requirement shall be satisfied.
          (j) The Collateral Agent shall have received the results of a search of the Uniform Commercial Code filings (or equivalent filings) made with respect to the Obligors in the states (or other jurisdictions) specified by the Collateral Agent, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Collateral Agent that the Liens indicated in any such financing statement (or similar document) are permitted under Section 6.02 or have been or will be contemporaneously released or terminated.
          (k) The Collateral Agent shall have received a Perfection Certificate dated the Closing Date and duly executed by a Responsible Officer of the Borrower.
          (l) The Administrative Agent shall have received evidence that insurance required by Section 5.02 is in effect, together with endorsements naming the Collateral Agent, for the benefit of the Secured Parties, as loss payee thereunder and naming the Administrative Agent, the Collateral Agent and the Lenders as additional insured, in each case to the extent required by Section 5.02.
          (m) The Administrative Agent shall have received one or more Environmental assessment reports, in form and substance and from an independent Environmental assessment firm satisfactory to the Administrative Agent, and the Administrative Agent shall be reasonably satisfied as to the amount and nature of any Environmental and employee health and safety exposures to which the Borrower and its subsidiaries may be subject after giving effect to the Transactions, and with the plans of the Borrower or such subsidiaries with respect thereto.
          (n) The Lenders shall have received the audited and unaudited financial statements and reports referred to in Section 3.05, which financial statements and reports shall not be materially inconsistent with the financial statements or forecasts previously provided to the Lenders.
          (o) All requisite Governmental Authorities shall have approved or consented to the Transactions to the extent required by applicable law or regulation, all applicable appeal periods shall have expired and there shall not be any pending or, to the knowledge of the Borrower, threatened litigation or governmental, administrative or judicial action that could reasonably be expected to prevent or impose materially burdensome conditions on the Transactions or to result in a Material Adverse Effect.

          (p) After giving effect to the Transactions, the Borrower and its subsidiaries shall have outstanding no Indebtedness or preferred stock other than (i) the Loans hereunder and (ii) the Indebtedness permitted under Section 6.01(a)(ii), (iii), (iv), (vii), (viii) and (x). All Indebtedness under the Revolving Credit Facility shall be repaid on the Closing Date and all lending commitments in respect thereof shall be terminated and all Liens securing such Indebtedness shall be released or arrangements, to the satisfaction of the Administrative Agent, shall have been made for such release.
          (q) The Administrative Agent shall have received a certificate from the Chief Financial Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, certifying that the Borrower and its subsidiaries, on a consolidated basis after giving effect to the Transactions and the other transactions contemplated hereby, are solvent.
          (r) The Administrative Agent shall have received from Bank Hapoalim B.M., Israel, a letter of undertaking providing for cash collateral in an amount equal to the aggregate Commitments to be held by Bank Hapoalim B.M., Israel, to secure the Obligations of the Borrower pursuant to this Agreement.
          (s) Arrangements shall have been made, to the satisfaction of the Administrative Agent, for the cancellation of the BH Letters of Credit and the delivery to the Administrative Agent of (i) the BH Letters of Credit and (ii) a letter of termination in the form set forth at Exhibit E.
ARTICLE V
Affirmative Covenants
          The Borrower covenants and agrees with each Lender that on the Closing Date and so long as this Agreement shall remain in effect and until the principal of and interest on each Loan and all other expenses or amounts payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of its subsidiaries to:
          SECTION 5.01. Existence; Businesses and Properties. (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence.
          (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; maintain and operate such business in substantially the manner in which it is presently conducted and operated; comply in all material respects with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
          SECTION 5.02. Insurance. (a) Keep its insurable properties adequately insured at all times by insurers reasonably acceptable to the Collateral Agent and in amounts and limits of deductibles (if the Lender so permits) reasonably acceptable to the Lender and forms reasonably acceptable to the Lender; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law; provided, however that in no event shall the Borrower’s insurance for property and business interruption be for less than a combined single limit of $100,000,000.
          (b) Subject to the rights of the Trustee (as defined in the Indenture) and/or the Note Collateral Agent (as defined in the Intercreditor Agreement) under the Indenture Documents (as defined in the Indenture), use best efforts to cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable/additional insured endorsements, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to the Borrower or the Subsidiary Guarantors under such policies directly to the Collateral Agent; cause any distribution payable under any such policy that is not so endorsed to be payable for the joint account of the Borrower and the Collateral Agent (and not payable individually to the Borrower) and promptly take all steps necessary to cause such distribution to be payable for the sole account of the Collateral Agent, acting on behalf of the Lenders; cause all such policies to provide that none of the Borrower, the Administrative Agent, the Collateral Agent or any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent, on behalf of the Lenders and the Secured Parties, respectively, may reasonably require from time to time to protect their interests; deliver certificates of insurance evidencing the insurance required herein to the Collateral Agent; and cause each such policy to provide that it shall not be canceled, modified or not renewed upon less than 30 days’ prior written notice thereof by the insurer to the Borrower and the Lenders (which notice the Borrower hereby agrees to deliver to the Collateral Agent within one Business Day of receipt); and deliver to the Collateral Agent, ten Business Days prior to the cancellation, modification or nonrenewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal reasonably satisfactory to the Administrative Agent and the Collateral Agent) together with evidence satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.
          SECTION 5.03. Obligations and Taxes. Pay its Indebtedness and other obligations promptly and in accordance with their terms and pay and discharge promptly when due all Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof that would otherwise not be permitted by Section 6.02; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, Tax, assessment or charge and enforcement of a Lien.
          SECTION 5.04. Financial Statements, Reports, etc. In the case of the Borrower, furnish to the Administrative Agent, which will distribute to each Lender:
          (a) within 45 days after the end of each fiscal quarter (or, if such fiscal quarter end is also the end of the Borrower’s fiscal year, 90 days after the end of such fiscal year), the Borrower’s consolidated and consolidating balance sheet and related consolidated and consolidating statements of income and cash flows, showing the financial condition of the Borrower and its consolidated subsidiaries as of the close of such fiscal quarter and the results of their operations and cash flows for such fiscal quarter and the then elapsed portion of the fiscal year with comparative figures for the same periods in the immediately preceding fiscal year, all certified by a Financial Officer of the Borrower as fairly presenting the financial condition and results of operations and cash flows of the Borrower and its consolidated subsidiaries on a consolidated and consolidating basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of certain footnotes provided, however, that such obligation shall be satisfied if the Borrower timely files with the SEC all quarterly and annual reports that the Borrower is required to file with the SEC on Forms 10-Q and 10-K, provided, further, that the availability of the foregoing materials on the SEC’s EDGAR service (or its successor) will be deemed to satisfy the Borrower’s delivery obligation;
          (b) concurrently with any delivery, or deemed delivery, of financial statements under paragraph (a) above, a certificate of a Responsible Officer certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto;
          (c) promptly, following a request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and
          (d) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any of its subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.
          SECTION 5.05. Litigation and Other Notices. Furnish to the Administrative Agent written notice within five Business Days of the following:
          (a) any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
          (b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;
          (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
          (d) any purchase of Petroleum Product from a person who may be the beneficiary of a First Purchaser Lien or may belong to the class of persons intended to be protected by a statute or other law providing for a First Purchaser Lien, at least five (5) Business Days before the initial purchase from such person; or
          (e) any other development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect, provided, however, that if the Borrower files with the SEC any notice or other filing relating to any of the matters referenced in paragraph (a) above, the Borrower shall, by 5:30 p.m. New York City time on the day of filing, furnish to the Administrative Agent a copy of such filing.
          SECTION 5.06. Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings. Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Obligor will, and will cause each of its subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the properties of the Borrower or any of its subsidiaries during regular business hours upon reasonable prior notice and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of the Borrower or any of its subsidiaries with the officers thereof and independent accountants therefor.
          SECTION 5.07. Use of Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 3.13.
          SECTION 5.08. Senior Indebtedness Designation. In the event that the Borrower or any of its subsidiaries shall at any time issue or have outstanding any Indebtedness that by its terms is subordinated to any other Indebtedness of the Borrower or such subsidiary, take all actions necessary to cause the obligations of the Borrower hereunder to constitute senior indebtedness (however denominated) in respect of such subordinated Indebtedness and to enable the Lenders to exercise any payment blockage or other remedies available or potentially available to lenders of senior indebtedness under the terms of such subordinated Indebtedness. Without limiting the foregoing, the obligations of the Borrower hereunder are hereby designated as “senior indebtedness” and, to the extent applicable, as “designated senior indebtedness” in respect of all such subordinated Indebtedness and are further given all such other designations as shall be required under the terms of any such subordinated Indebtedness in order that the Lenders may exercise any payment blockage or other remedies available or potentially available to lenders of senior indebtedness under the terms of such subordinated Indebtedness.
          SECTION 5.09. Collateral. (a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and fixture filings and other documents), which may be required under any applicable law, or which the Administrative Agent or the Collateral Agent may reasonably request, to cause the Guarantee and Collateral Requirement to be and remain satisfied at all times, all at the expense of the Borrower and the Subsidiary Guarantors. The Borrower also agrees to provide to the Collateral Agent, from time to time upon request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
          (b) Furnish to the Collateral Agent prior written notice of any change (i) in the corporate name of the Borrower or any Subsidiary Guarantor, (ii) in the identity or corporate structure or jurisdiction of formation of the Borrower or any Subsidiary Guarantor and (iii) in the Federal Taxpayer Identification Number of the Borrower or any Subsidiary Guarantor. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made (or are simultaneously made) under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have, and the Borrower agrees to take all necessary action to ensure that the Collateral Agent does continue at all times to have, a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees to notify the Administrative Agent, within five Business Days of such occurrence, if any material portion of the Collateral is damaged or destroyed.

          (c) In the case of the Borrower, upon request of the Administrative Agent, deliver to the Administrative Agent a certificate of a Responsible Officer setting forth the information required pursuant to Section 2 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section.
          (d) The Administrative Agent may request, at the Borrower’s expense, a market value appraisal, in form and substance reasonably satisfactory to the Administrative Agent, of the Collateral, with such appraisal conducted by an appraiser selected by the Borrower and reasonably satisfactory to the Administrative Agent (i) after the occurrence, and during the continuance of a Default or (ii) if the Administrative Agent provides a certificate to the Borrower to the effect that it has reasonable grounds to believe that (x) there has been a material reduction in the value of the Collateral or (y) any appraisal conducted with respect to the Collateral was inaccurate in any material respect.
          SECTION 5.10. [Intentionally Omitted]
          SECTION 5.11. Crack Spread Hedging Agreement. Prior to entering into any Crack Spread Hedging Agreement, the Borrower shall, if requested by the Administrative Agent, provide to the Administrative Agent such Crack Spread Hedging Agreement for the Administrative Agent’s review and approval to its reasonable satisfaction. In no event shall any Crack Spread Hedging Liens attach to (a) any of the ABL Priority Collateral or (b) any cash or Permitted Investments of any Obligor other than proceeds from the issuance of the Notes following repayment of the Term Loan Facility and cash collateral contributed for such purpose by Parent and its Affiliates (other than Holdings and any of its subsidiaries, except to the extent such cash collateral was originally contributed to Holdings or any of its subsidiaries by Parent and its Affiliates (other than Holdings and its subsidiaries)); provided, that it is acknowledged and agreed that any such cash or Permitted Investments that become subject to Crack Spread Hedging Liens upon deposit in a Crack Spread Hedging Cash Collateral Account will be ABL Priority Collateral prior to such deposit.
          SECTION 5.12. Additional Subsidiaries. If any subsidiary of the Borrower (other than any Inactive Subsidiary or a subsidiary of the Borrower that is a CFC) is formed or acquired after the Closing Date or if any such subsidiary that was previously an Inactive Subsidiary ceases to qualify as an Inactive Subsidiary, the Borrower will, as promptly as practicable and in any event within 30 days (or such longer period as the Administrative Agent may agree to in writing) after such event, notify the Administrative Agent thereof and cause such subsidiary to become a party to the Guarantee and Collateral Agreement and execute and delivery such Loan Documents and other documents as the Administrative Agent may reasonably request, and take such other actions as the Administrative Agent shall require to evidence and perfect a Lien in favor of the Administrative Agent (for the benefit of Secured Parties) on all assets of such subsidiary and any Equity Interests issued by such subsidiary consistent with the terms of this Agreement, including delivery of such Deposit Account Control Agreements and legal opinions as it shall deem appropriate, all in form and substance acceptable to the Administrative Agent.
          SECTION 5.13. Compliance with Law; Maintenance of Licenses. Each Obligor shall comply, and shall cause each of its subsidiaries to comply, in all material respects with all applicable laws (including the Federal Fair Labor Standards Act, all Environmental Laws, and, to the extent applicable to such Obligor or its subsidiaries, the Sarbanes-Oxley Act). Each Obligor shall, and shall cause each of its subsidiaries to, obtain and maintain all material licenses, permits, franchises, and governmental authorizations necessary to own its property and to conduct its business as conducted on the Closing Date.
ARTICLE VI
Negative Covenants
          SECTION 6.01. Limitation on Indebtedness. (a) Neither Borrower nor any of its subsidiaries will create, incur, assume or permit to exist, directly or indirectly, any Indebtedness, except the following:
          (i) Indebtedness created under the Loan Documents;
          (ii) Indebtedness created under the Indenture, or Refinancing Indebtedness in respect thereof, in an aggregate principal amount at any time outstanding not to exceed the difference of (A) $320,000,000 less (B) 25% of all prepayments made of the principal amount thereof (other than prepayments from proceeds of Refinancing Indebtedness) (the “Permitted Note Facility”);
          (iii) Indebtedness set forth on Schedule 6.01, but not any extensions, renewals or replacements of any such Indebtedness;
          (iv) Guarantees incurred in compliance with Section 6.04(f).
          (v) Indebtedness of the Borrower or any of its subsidiaries incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and Synthetic Lease Obligations, and extensions, renewals or replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided, that (A) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (B) the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed $5,000,000 at any time outstanding;
          (vi) Indebtedness of any person that becomes a subsidiary of the Borrower (or of any person not previously a subsidiary of the Borrower that is merged or consolidated with or into a subsidiary of the Borrower in a Permitted Acquisition) after the date hereof, or Indebtedness of any person that is assumed by any such subsidiary in connection with an Acquisition of assets by such subsidiary in a Permitted Acquisition; provided that (i) such Indebtedness exists at the time such person becomes a subsidiary of the Borrower (or is so merged or consolidated) or such assets are acquired and is not created in contemplation of or in connection with such person becoming a subsidiary (or such merger or consolidation) or such assets being acquired, (ii) the aggregate principal amount of Indebtedness permitted by this clause (vi)(e) shall not exceed $15,000,000 at any time outstanding and (iii) neither the Borrower nor any of its subsidiaries (other than such person or the subsidiary with which such person is merged or consolidated or that so assumes such person’s Indebtedness) shall Guarantee or otherwise become liable for the payment of such Indebtedness;
          (vii) Indebtedness owed in respect of any overdrafts and related liabilities arising from treasury, depository and cash management services or in connection with any automated clearing-house transfers of funds;
          (viii) Indebtedness under performance, surety, statutory, insurance, appeal or similar bonds or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business;
          (ix) any Crack Spread Hedging Support LC and reimbursement obligations incurred in connection therewith;
          (x) Indebtedness incurred under Hedging Agreements permitted pursuant to Section 6.07;
          (xi) any other unsecured Indebtedness of the Borrower and/or its subsidiaries; and
          (xii) indebtedness secured by liens permitted under Section 6.02(h).
          (b) For purposes of determining compliance with Section 6.01(a) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described herein, the Borrower, in its sole discretion, shall classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and shall only be required to include the amount and type of such Indebtedness in one of the above clauses and (2) the Borrower shall be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described herein, including under paragraph (a).
          SECTION 6.02. Liens. Neither the Borrower nor any of its subsidiaries will create, incur, assume or permit to exist any Lien on any asset now owned or leased or hereafter acquired or leased by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):
          (a) Liens created under the Loan Documents;

          (b) Permitted Encumbrances;
          (c) any Lien on any asset of the Borrower or any of its subsidiaries existing on the Closing Date and set forth on Schedule 6.02; provided, that (A) such Lien shall not apply to any other asset of the Borrower or any of its subsidiaries and (B) such Lien shall secure only those obligations that it secures on the Closing Date;
          (d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any of its subsidiaries; provided, that (A) such Liens secure Indebtedness permitted by Section 6.01(a)(v), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets, and (D) such Liens shall not apply to any other asset of the Borrower or any of its subsidiaries;
          (e) any Lien existing on any asset prior to the Acquisition thereof by the Borrower or any of its subsidiaries; provided that (A) such Lien is not created in contemplation of or in connection with such Acquisition, (B) such Lien shall not apply to any other asset of the Borrower or any of its subsidiaries and (C) such Lien shall secure only those obligations that it secures on the date of such Acquisition;
          (f) Liens created under the Note Documents or any other definitive documentation for the Permitted Note Facility, or Refinancing Indebtedness in respect thereof; provided, that (A) such Liens secure only Indebtedness permitted by Section 6.01(a) and other obligations thereunder not constituting Indebtedness or are otherwise permitted under clause (g) below and (B) such Liens on Collateral (as defined in the Intercreditor Agreement) are subject to the terms of the Intercreditor Agreement;
          (g) Liens on the Non-ABL Priority Collateral to secure obligations of the Borrower under any Crack Spread Hedging Agreement or any Crack Spread Hedging Support LC; provided, that the aggregate principal amount of the Crack Spread Hedging Cash Collateral subject to the Liens permitted by this clause (g) shall not exceed the limitations set forth in the definition of Crack Spread Hedging Cash Collateral; and
          (h) other Liens securing Indebtedness or other obligations in an aggregate principal amount not to exceed $1,000,000 at any time outstanding.
          Notwithstanding anything herein to the contrary, neither the Borrower nor any of its subsidiaries will create, incur, assume or permit to exist any consensual Lien on any asset now owned or hereafter acquired by it to secure the obligations of the Borrower under the Earnout Agreement.
          SECTION 6.03. Sale/Leaseback Transactions. Neither the Borrower nor any of its subsidiaries will enter into any Sale/Leaseback Transaction.
          SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. Neither the Borrower nor any of its subsidiaries will acquire (including pursuant to any merger or consolidation with any person that was not a wholly owned subsidiary prior thereto) assets other than in the ordinary course of business that, following the acquisition thereof, would constitute a substantial portion of the assets of the Borrower and its subsidiaries, taken as a whole, or make or otherwise permit to exist any Investment in any other person or any Acquisition, except:
          (a) Permitted Acquisitions;
          (b) Investments in Permitted Investments;
          (c) Investments existing on the Closing Date and set forth on Schedule 6.04 (but not any additions thereto (including any capital contributions) made after the Closing Date);
          (d) Investments by the Borrower and its subsidiaries in the Equity Interests of their respective subsidiaries; provided, that (A) such subsidiaries are subsidiaries prior to such Investments and (B) any such Equity Interests held by any Obligor shall be pledged pursuant to the Guarantee and Collateral Agreement;
          (e) loans or advances made by the Borrower or any of its subsidiaries to any subsidiary;
          (f) Permitted Guarantees and Guarantees by the Borrower or any of its subsidiaries of Indebtedness or other obligations of the Borrower or any other Obligor; provided, that (A) a subsidiary of the Borrower that is not also a Subsidiary Guarantor hereunder shall not Guarantee any Indebtedness or other obligations under or pursuant to the Indenture, and (B) no subsidiary of the Borrower shall Guarantee any Indebtedness or other obligation of the Borrower except for any such Guarantees under the Loan Documents or under the definitive documentation for the Permitted Note Facility;
          (g) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
          (h) Investments made as a result of the receipt of noncash consideration from a sale, transfer, lease or other disposition of any asset in compliance with Section 6.06;
          (i) Investments in the form of Hedging Agreements permitted by Section 6.07;
          (j) payroll, travel and similar advances to directors and employees of the Borrower or any of its subsidiaries to cover matters that are expected at the time of such advances to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

          (k) loans or advances to directors and employees of the Borrower or any of its subsidiaries made in the ordinary course of business; provided, that the aggregate amount of such loans and advances outstanding at any time shall not exceed $100,000;
          (l) purchases of crude oil and other inventory, supplies and materials in the ordinary course of business; and
          (m) other Investments (other than Permitted Acquisitions).
          SECTION 6.05. Mergers, Consolidations and Other Fundamental Changes. Neither the Borrower nor any of its subsidiaries will merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or liquidate or dissolve, except if, at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing, (1) any subsidiary of the Borrower may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (2) any subsidiary of the Borrower (other than an Obligor) may merge into or consolidate with any other subsidiary (other than an Obligor) in a transaction in which the surviving entity is a subsidiary and (3) any subsidiary that is an Inactive Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not adverse to the interests of the Lenders.
          SECTION 6.06. Asset Sales. Neither the Borrower nor any of its subsidiaries will sell, transfer, lease or otherwise dispose of (it being understood that a casualty to, or a condemnation of, any asset shall not be deemed to be a disposition thereof) any asset, including any Equity Interest owned by it, nor will any subsidiary of the Borrower issue any additional Equity Interest in such subsidiary (other than to the Borrower or any other of subsidiary of the Borrower in compliance with Sections 6.04 and 6.10) (each of the foregoing, an “Asset Sale”), except:
          (a) any single transaction or series of related transactions that involves the sale, lease, transfer or other disposition of assets having a fair market value of less than $5,000,000;
          (b) any sale, lease, conveyance or other disposition of products, services, inventory, accounts receivable or other assets or rights in the ordinary course of business and any sale, conveyance or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;
          (c) sales, leases, transfers and other dispositions (i) to the Borrower, (ii) between or among the Borrower and the Subsidiary Guarantors (if any) and/or (iii) of assets of or interests in Inactive Subsidiaries;
          (d) issuances and sales by the Borrower of its common stock to management or employees of the Borrower or any of its subsidiaries (the common stock so issued and sold in compliance with this clause (c) being referred to as the “Permitted Compensation Incentive Equity Interests”); provided that the Permitted Compensation Incentive Equity Interests (A) shall have no voting rights and (B) shall not, at any time, represent more than 5.0% of aggregate equity value represented by the issued and outstanding common stock of the Borrower;
          (e) licenses and sublicenses by the Borrower or any of its subsidiaries of intellectual property in the ordinary course of business;
          (f) any surrender or waiver of contract rights or settlement, release, recovery on or surrender of contract, tort or other claims in the ordinary course of business;
          (g) the granting of Liens not prohibited by Section 6.02 and the exercise of any power of sale or other remedy under any such Lien;
          (h) the sale or other disposition of cash and/or Permitted Investments;
          (i) Restricted Payments that do not violate Section 6.08;
          (j) the disposition of cash and Permitted Investments into a Crack Spread Hedging Cash Collateral Account to the extent such cash and Permitted Investments constitute Crack Spread Hedging Cash Collateral upon such deposit; and
          (k) sales, transfers and other dispositions of assets (other than Equity Interests in any subsidiary of the Borrower) that are not permitted by any other clause of this Section; provided, that (i) the Borrower or any of its subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests sold or issued or otherwise disposed of and (ii) at least 75% of the consideration received in such Asset Sale by the Borrower or any of its subsidiaries, as the case may be, is in the form of cash or Temporary Cash Investments; provided, however, that, for purposes of this clause (k) (but not for purposes of determining the Net Cash Proceeds from any Asset Sale), each of the following will be deemed cash: (A) any liabilities, as shown on the Borrower’s most recent consolidated balance sheet or as would be reflected on a balance sheet, of the Borrower or any such subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Obligations incurred by the Borrower under this Agreement) that are assumed by the transferee of any such assets pursuant to a novation agreement that releases the Borrower or such subsidiary from further liability, (B) any securities, notes or other obligations received by the Borrower or any such subsidiary from such transferee that are converted by the Borrower or such subsidiary into cash within 90 days after their receipt, to the extent of the cash received in that conversion, and (C) any stock or assets that (1) are not classified as current assets under GAAP and are used or useful in a Permitted Business or (2) comprise the stock or assets of a Permitted Business that is or becomes a subsidiary of the Borrower.
          SECTION 6.07. Hedging Agreements.
          (a) Neither the Borrower nor any of its subsidiaries will enter into any Hedging Agreement except (A) Crack Spread Hedging Agreements, (B) Hedging Agreements entered into to hedge or mitigate risks to which the Borrower or any of its subsidiaries has actual exposure (other than in respect of Indebtedness of the Borrower or any such subsidiary) and not for speculative purposes and (C) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any of its subsidiaries and not for speculative purposes.
          (b) During the term (including any extensions thereof) of any Crack Spread Hedging Agreement, neither the Borrower nor any of its subsidiaries will enter into any Hedging Agreement or other arrangement with any person the economic effect of which, in respect of the Borrower, is opposite to the economic effect of the Crack Spread Hedging Agreement.
          SECTION 6.08. Restricted Payments.
          (a) The Borrower will not, and will not permit any of its subsidiaries (other than Inactive Subsidiaries) to, directly or indirectly:
     (1) declare or pay any dividend or make any other payment or distribution on account of the Borrower’s or any such subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Borrower or any of its subsidiaries) or to the direct or indirect holders of the Borrower’s or any such subsidiaries’ Equity Interests solely in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Borrower and other than dividends, payments or distributions payable to the Borrower or a subsidiary of the Borrower);
     (2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Borrower) any Equity Interests of the Borrower or any direct or indirect parent of the Borrower; or
     (3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness of the Borrower or any Subsidiary Guarantor that is contractually subordinated in right of payment to the Obligations of the Borrower incurred under this Agreement (excluding any intercompany Indebtedness between or among the Borrower and any of its subsidiaries), except payments of interest or principal at the stated maturity thereof and payments of principal in anticipation of satisfying a sinking fund obligation or final maturity, in each case within one year of the due date thereof;
(all such declarations, payments, distributions, purchases, redemptions, acquisitions, retirements and defeasances set forth in these clauses (1) through (3) above being collectively referred to as “Restricted Payments”), unless, at the time of and after giving effect to such Restricted Payment:

          (A) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;
          (B) the Borrower would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio, as defined in the Indenture, test set forth in Section 4.09(a) of the Indenture; and
          (C) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and its subsidiaries (other than Inactive Subsidiaries) since the Closing Date (excluding Restricted Payments permitted by clauses (2) through (11) of Section 6.08(b)), is less than the sum, without duplication, of:
          (1) 50% of the consolidated net income of the Borrower for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Closing Date to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such consolidated net income for such period is a deficit, less 100% of such deficit); plus
          (2) 100% of the aggregate net cash proceeds received by the Borrower since the Closing Date as a contribution to its common equity capital or from (x) the issue or sale of Equity Interests of the Borrower or (y) from the issue or sale of convertible or exchangeable Disqualified Stock of the Borrower or convertible or exchangeable debt securities of the Borrower (including any additional net proceeds received by the Borrower upon such conversion or exchange) that, in the case of this clause (y), have been converted into or exchanged for Equity Interests of the Borrower (in each case, other than Equity Interests and convertible or exchangeable Disqualified Stock or debt securities sold to a subsidiary of the Borrower and Excluded Contributions); minus
          (3) 100% of the aggregate amount of payments made by the Company since the Closing Date to Valero in respect of the Company’s obligations under the Earnout Agreement.
          (b) The provisions of Section 6.08(a) will not prohibit:
          (1) the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend or redemption payment would have complied with the provisions of this Agreement;
          (2) so long as no Event of Default has occurred and is continuing or would be caused thereby, the making of any Restricted Payment by conversion into or in exchange for or for consideration consisting of, or out of or with the net cash proceeds of the substantially concurrent sale (other than to a subsidiary of the Borrower) of, Equity Interests of the Borrower (other than Disqualified Stock) or from the substantially concurrent contribution of common equity capital to the Borrower; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment will not be considered to be net proceeds of Equity Interests for purposes of clause (C)(2) of Section 6.08(a);
          (3) the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a subsidiary of the Borrower to the holders of its Equity Interests on a pro rata basis;
          (4) so long as no Event of Default has occurred and is continuing or would be caused thereby, the payment, purchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Borrower or any Subsidiary Guarantor that is contractually subordinated to the Indebtedness incurred by the Borrower under this Agreement with the net cash proceeds from a substantially concurrent incurrence of Indebtedness in connection with a Refinancing of such subordinated Indebtedness;
          (5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Borrower or any of its subsidiaries held by any current or former officer, director, consultant or employee (or any of their respective heirs or estates) of the Borrower or any of its subsidiaries or of Parent or any of its other subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $4.0 million;
          (6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options, warrants or other convertible or exchangeable securities to the extent such Equity Interests represent all or a portion of the consideration received in connection with the exercise, conversion or exchange thereof or any taxes required to be withheld in connection therewith;
          (7) so long as no Event of Default has occurred and is continuing or would be caused thereby, the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Borrower issued on or after the Closing Date in accordance with the Fixed Charge Coverage Ratio test set forth in Section 4.09(a) of the Indenture;
          (8) payments of cash by the Borrower or any of its subsidiaries in lieu of the issuance of fractional shares upon the exercise of options or warrants or the conversion or exchange of Equity Interests of any such Person;
          (9) so long as no Event of Default has occurred and is continuing or would be caused thereby, in the event of a Change of Control, the payment, purchase, redemption, defeasance or other acquisition or retirement of Indebtedness that is subordinated to Indebtedness of the Borrower incurred under this Agreement, in each case, at a purchase price not greater than 101% of the principal amount of such

Indebtedness (or, if such Indebtedness was issued with original issue discount, 101% of the accreted value of such Indebtedness), plus any accrued and unpaid interest thereon;
          (10) Restricted Payments that are made with Excluded Contributions; and
          (11) other Restricted Payments in an aggregate amount not to exceed $5,000,000.
          SECTION 6.09. Transactions with Affiliates.
          (a) Neither the Borrower nor any of its subsidiaries will sell, lease, license or otherwise transfer any assets to, or purchase, lease, license or otherwise acquire any assets from, or otherwise engage in any other transactions with, any of its Affiliates (including Parent), except the following:
          (i) transactions in the ordinary course of business that are at prices and on terms and conditions not materially less favorable to the Borrower or such subsidiary than those that would have been obtained in a comparable transaction by the Borrower or its subsidiaries with an unrelated person;
          (ii) transactions between or among the Borrower and its subsidiaries not involving any other Affiliate (including any person that becomes a subsidiary in connection with such transaction);
          (iii) any Restricted Payment that does not violate the provisions of Section 6.08;
          (iv) compensation and indemnification of, and other employment arrangements with, directors, officers and employees of the Borrower or any of its subsidiaries entered in the ordinary course of business;
          (v) Investments permitted under Section 6.04(d);
          (vi) loans, advances, payments and reimbursements permitted under Section 6.04(b), (c), (e), (f), (j) and (k);
          (vii) any employment, secondment or consulting agreement, employee benefit plan, stock option, stock repurchase, severance, officer or director indemnification agreement or any similar arrangement entered into by the Borrower or any of its subsidiaries in the ordinary course of business;
          (viii) transactions with a person that is an Affiliate of the Borrower solely because the Borrower owns, directly or through a subsidiary, an Equity Interest in, or controls, such person;

          (ix) payment of reasonable and customary fees and reimbursements of expenses to, and the provision of indemnities (pursuant to indemnity arrangements or otherwise) to, officers, directors or employees of the Borrower or any of its subsidiaries;
          (x) any issuance of Equity Interests (other than Disqualified Stock) of the Borrower or contribution to the common equity capital of the Borrower;
          (xi) loans or advances to employees in the ordinary course of business not to exceed $750,000 in the aggregate at any one time outstanding;
          (xii) any Permitted Parent Payments;
          (xiii) reimbursements of costs and expenses (such as payroll) incurred by Parent or its subsidiaries on behalf of the Borrower or its subsidiaries;
          (xiv) the incurrence of Indebtedness owing to an Affiliate not prohibited by Section 6.01;
          (xv) transactions pursuant to any contract, agreement or arrangement described in the Offering Memorandum, as defined in the Indenture, under the caption “Certain Relationships and Related Party Transactions” and in effect on the Issue Date, as defined in the Indenture, as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is not, in the Borrower’s good faith judgment, materially more disadvantageous to the Borrower or its subsidiaries than the contract, agreement or arrangement as in effect on the Issue Date.
          (b) Neither the Borrower nor any of its subsidiaries will permit Parent or any of its Affiliates (other than Holdings and its subsidiaries) to own or hold any material asset or Governmental Approval that is necessary for the ownership of the Krotz Springs Refinery and the operation thereof substantially in the manner as conducted on the Closing Date.
          SECTION 6.10. Permitted Business. Neither the Borrower nor any of its subsidiaries will engage at any time in any business or activity other than the ownership and operation of a Permitted Business and activities directly related or incidental thereto.
          SECTION 6.11. Restrictive Agreements. Neither the Borrower nor any of its subsidiaries will, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition on (a) the ability of the Borrower or any of its subsidiaries to create, incur or permit to exist any Lien on any of its assets to secure any Obligations incurred under the Loan Documents or (b) the ability of any subsidiary of the Borrower to pay dividends or other distributions with respect to its Equity Interests or to make or repay loans or advances to the Borrower or any other Domestic Subsidiary or the ability of the Borrower or any Domestic Subsidiary to Guarantee the Obligations incurred under the Loan Documents; provided, that (1) the foregoing shall not apply to (A) restrictions and conditions imposed by law or by any Loan Document and (B) restrictions and conditions imposed by the Note Documents, as such restrictions and conditions are in effect on the Closing Date, or by the Intercreditor Agreement, and (2) clause (a) of the foregoing shall not apply to (A) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement (other than the Permitted Note Facility) if such restrictions or conditions apply only to the assets securing such Indebtedness or (B) customary provisions in leases and other agreements restricting the assignment thereof.
          SECTION 6.12. Amendment of Material Documents. Neither the Borrower nor any of its subsidiaries will amend, restate, supplement or otherwise modify any Note Document or any other definitive documentation for the Permitted Note Facility, the Stock Purchase Agreement or the Offtake Agreement, to the extent any of the foregoing could reasonably be expected to materially impair (a) the rights of or benefits available to the Lenders under any Loan Document in respect of any payment obligation of any Obligor thereunder or (b) the ability of any Obligor to perform any of its material obligations under any Loan Document.
          SECTION 6.13. Fiscal Year. Neither the Borrower nor any of its subsidiaries will change its Fiscal Year-end to a date other than December 31.
          SECTION 6.14. [Intentionally Omitted].
          SECTION 6.15. Parent Credit Agreement. Notwithstanding anything to the contrary set forth herein, including in Sections 6.01 and 6.04, neither the Borrower nor any of its subsidiaries will become a party to, or otherwise create, incur, assume or permit to exist any Indebtedness (whether as a principal obligor or a guarantor) of the Borrower or any of its subsidiaries under the Existing Parent Term Credit Agreement or the Existing Parent Revolving Credit Agreement.
ARTICLE VII
Events of Default
          In case of the happening of any of the following events (“Events of Default”):
          (a) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
          (b) default shall be made in the payment of any principal of any Loan (or any premium related thereto), when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

          (c) default shall be made in the payment of any interest on any Loan or any other amount (other than an amount referred to in paragraph (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;
          (d) default shall be made in the due observance or performance by an Obligor of any covenant, condition or agreement contained in Section 5.01(a) (with respect to the Borrower only), 5.02(a), 5.05(a) or 5.07 or in Article VI and such default shall continue unremedied for a period of 10 Business Days after notice thereof from the Administrative Agent or any Lender to the Borrower;
          (e) default shall be made in the due observance or performance by the Obligors of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrower;
          (f) (i) any Obligor shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable, and such failure shall not be waived and shall continue after any applicable grace period therefor, or (ii) any other event or condition shall occur that results in any Material Indebtedness of an Obligor becoming due prior to its scheduled maturity or that would enable or permit (with or without the giving of notice, the lapse of time or both) the holder or lenders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, and such event or condition shall not be waived and shall continue after any applicable grace period therefor; provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
          (g) any person shall make any demand for payment or otherwise seek to exercise or enforce its rights under any Guarantee (and the amount so demanded or sought constitutes Material Indebtedness) by an Obligor of any Material Indebtedness of any Obligor;
          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of an Obligor, or of a substantial part of the property or assets of an Obligor, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Obligor or for a substantial part of the property or assets of the Obligor or (iii) the winding-up, liquidation or dissolution of the Obligor and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

          (i) an Obligor shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for an Obligor or for a substantial part of the property or assets of such Obligor, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;
          (j) one or more judgments for the payment of money in an aggregate amount in excess of $15,000,000 (net of all amounts as to which any insurance company or other indemnifying party (other than the Borrower or an Affiliate of the Borrower) has acknowledged liability) shall be rendered against any or all of the Obligors and the same shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Obligors to enforce any such judgment;
          (k) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events, could reasonably be expected to result in a Material Adverse Effect;
          (l) any Guarantee under the Guarantee and Collateral Agreement for any reason shall cease to be in full force and effect (other than in accordance with its terms), or any Obligor shall deny in writing that it has any further liability under any such Guarantee (other than as a result of the discharge of such Obligor in accordance with the terms of the Loan Documents);
          (m) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by the Borrower or any other Obligor not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement, such Security Document or the Intercreditor Agreement) security interest in any portion of the securities, assets or properties covered thereby having a fair market value in excess of $5,000,000, except to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates representing securities pledged under the Guarantee and Collateral Agreement;
          (n) an Obligor or any of its senior officers is criminally indicted or convicted for (A) a felony committed in the conduct of the Obligor’s business, or (B) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could lead to forfeiture of any material property or any Collateral;

          (o) the Intercreditor Agreement for any reason shall cease to be, or shall be asserted in writing by Holdings or any of its subsidiaries, not to be, binding on or enforceable against any party thereto (or on or against any person on whose behalf the Note Collateral Agent or any Crack Spread Hedging Secured Party (following it becoming a party thereto) makes any covenant or agreement therein), other than in accordance with its terms;
          (p) there shall have occurred any event or condition adversely affects the ability of the Obligors to access any ExxonMobil Pipeline for the purpose of obtaining delivery of crude oil to the Krotz Springs Refinery in each case that, in the opinion of the Required Lenders (taking into consideration the alternative arrangements available to the Borrowers and the Subsidiaries with respect to delivery of crude oil to and transportation of refined products from the Krotz Springs Refinery), could reasonably be expected to result in a Material Adverse Effect; or
          (q) a Change of Control occurs;
then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments and (ii) declare the Loans then outstanding to be due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event with respect to the Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.
ARTICLE VIII
The Administrative Agent and the Collateral Agent
          (a) Each of the Lenders hereby irrevocably appoints the Administrative Agent and the Collateral Agent (for purposes of this Article VIII, the Administrative Agent and the Collateral Agent are referred to collectively as the “Agents”) its agent and authorizes the Agents to take such actions on its behalf and to exercise such powers as are delegated to such Agents by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Security Documents.
          (b) The bank serving as the Administrative Agent and/or the Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any of its subsidiaries or other Affiliate thereof as if it were not an Agent hereunder.
          (c) Neither Agent shall have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) neither Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) neither Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth in the Loan Documents, neither Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to the Borrower or any of its subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity. Neither Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. Neither Agent shall be deemed to have knowledge of any Default unless and until written notice thereof is given to such Agent by the Borrower or a Lender, and neither Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to such Agent.
          (d) Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person. Each Agent may also rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. Each Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          (e) Each Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. Each Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent.
          (f) Subject to the appointment and acceptance of a successor Agent as provided below, either Agent may resign at any time by notifying the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After an Agent’s resignation hereunder, the provisions of this Article and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while acting as Agent.
          (g) Each Lender acknowledges that it has, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agents or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement or any other Loan Document, any related agreement or any document furnished hereunder or thereunder.
ARTICLE IX
Miscellaneous
          SECTION 9.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service,

mailed by certified or registered mail or sent by telecopy or electronic communication, as follows:
          (a) if to the Borrower, to it at Park Central I, 7616 LBJ Freeway, Suite 300, Dallas, TX 75251, Attention of Chief Financial Officer (shai.even@alonusa.com; Telecopy No. (972) 367-3719);
          (b) if to the Administrative Agent or the Collateral Agent, Bank Hapoalim B.M. 1177 Avenue of the Americas, New York, New York 10036 Attention of Mr. Gabi Hamani, Executive Vice President, Israeli Business Department and Maxine M. Levy, First President, Israeli Business Department; Telephone No. (212) 782-2165 / (212) 782-2166; Telecopier No. (212) 782-2170; with a copy to Arnold & Porter LLP, 399 Park Avenue, New York, New York 10022, Attention of Steven G. Tepper, Esq; Telephone No. (212) 715-1140; Telecopier No. (212) 715-1399; and
          (c) if to a Lender, to it at its address (or telecopy number or email address) set forth on Schedule 2.01 or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.
All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or electronic communication or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 9.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 9.01. As agreed to among the Borrower, the Administrative Agent and the applicable Lenders from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person. The Borrower, the Administrative Agent and any Lender may each change the address or e-mail address for service of notice and other communications by a notice in writing to the other parties hereto.
          SECTION 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Obligors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid. The provisions of Sections 2.13, 2.15, 2.19, 9.01, 9.05, 9.07, 9.11, 9.15 and 9.16 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender.

          SECTION 9.03. Binding Effect. This Agreement shall become binding when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.
          SECTION 9.04. Successors and Assigns. (a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party, and all covenants, promises and agreements by or on behalf of the Borrower, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and permitted assigns.
          (b) No Lender may assign all or any portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) without the Borrower’s express written consent, which consent the Borrower may withhold for any reason in its sole discretion. Notwithstanding the foregoing, without the consent of the Borrower, (i) any Lender may assign all or any portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to an Affiliate of such Lender, but such Affiliate to which such assignment is made may not further assign its interest in such Loan or Commitment to any person other than an Affiliate of Bank Hapoalim B.M. and (ii) if there exists an Event of Default, any Lender may assign all or any portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) to any person. If a Lender is so permitted to make a such assignment, or if the Borrower consents in writing to any other assignment hereunder, (i) the assigning Lender shall provide notice to the Borrower and the Administrative Agent of such assignment, (ii) the amount of the outstanding Loans, as the case may be, of the assigning Lender and its Related Funds subject to each such assignment shall not be less than $1,000,000 unless the Administrative Agent consents to a lower amount (or, if less, the entire remaining amount of such Lender’s Commitment or outstanding Loans), (iii) the parties to each such assignment shall electronically execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance), and (iv) shall pay to the Administrative Agent a processing and recordation fee of $3,500; provided that only one such fee shall be payable in connection with simultaneous assignments to or by two or more Approved Funds, and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax documentation (whether pursuant to Section 2.19(e) or otherwise reasonably requested by the Administrative Agent). Upon acceptance and recording pursuant to paragraph (e) of this Section, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an

Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.15, 2.19 and 9.05). For purposes of this Section 9.04(b), (i) “Approved Fund” shall mean (A) a CLO and (B) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor and (ii) “CLO” shall mean any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.
          (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment or the outstanding balances of its Loans, in each case without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made by the Borrower or any of its subsidiaries in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of the Borrower or any of its subsidiaries or the performance or observance by the Borrower or any of its subsidiaries of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance; (iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements referred to in Section 3.05 or delivered pursuant to Section 5.04 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

          (d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and the Borrower, the Administrative Agent, the Collateral Agent and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (e) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire (and all applicable tax documentation) completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above and, if required, the written consent of the Administrative Agent to such assignment, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).
          (f) No Lender may without the Borrower’s express written consent, which consent the Borrower may withhold for any reason in its sole discretion, sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it). Notwithstanding the foregoing, without the consent of the Borrower, (i) any Lender may sell participations in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it) to an Affiliate of such Lender, but such Affiliate purchasing such participation may not sell its participation interest in such Loan or Commitment to any person other than an Affiliate of Bank Hapoalim B.M. and (ii) if an Event of Default exists, any Lender may sell participations in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it) to any person. If a Lender is so permitted to make a such participation, or if the Borrower consents in writing to any other participation hereunder, (i) the obligations under this Agreement of the Lender selling such participation shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other entities shall be entitled to the benefit of the cost protection provisions contained in Sections 2.13, 2.15 and 2.19 to the same extent as if they were Lenders and (iv) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable hereunder or the amount of principal of or the rate at which interest is payable on the Loans, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans, increasing or extending the Commitments or releasing all or substantially all the Subsidiary Guarantors or all or substantially all the Collateral, except as expressly provided in Section 9.17).
          (g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation permitted pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower and its subsidiaries furnished to such Lender by or on behalf of the Borrower; provided that, prior to any such disclosure of information designated by the Borrower as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.
          (h) The Borrower shall not assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.
          SECTION 9.05. Expenses; Indemnity. (a) The Borrower agrees to pay all out-of-pocket expenses incurred by the Administrative Agent and the Collateral Agent in connection with the syndication of the credit facilities provided for herein (if any) and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including the fees, charges and disbursements of Arnold & Porter LLP, counsel for the Administrative Agent and the Collateral Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent or any Lender.
          (b) The Borrower agrees to defend, indemnify and hold harmless the Administrative Agent, the Collateral Agent, each Lender and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions, (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto, or (iv) any actual or alleged presence or Release of Hazardous Materials on any property owned or operated by the Borrower or any of its subsidiaries, or any Environmental Liability related in any way to the Borrower or its subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted primarily from the gross negligence or willful misconduct of such Indemnitee.
          (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Collateral Agent under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Collateral Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the outstanding Loans and unused Commitments at the time (or, if no Loans or Commitments shall then be outstanding or in effect, at the time Loans were most recently outstanding).
          (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.
          (e) The provisions of this Section shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section shall be payable on written demand therefor.
          SECTION 9.06. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement and other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

          SECTION 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
          SECTION 9.08. Waivers; Amendment. (a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Obligor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders; provided, however, that no such agreement shall (i) decrease the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan, or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender affected thereby, (ii) increase or extend the Commitment or decrease or extend the date for payment of any fees of any Lender, or waive or excuse any such payment or any part thereof, without the prior written consent of such Lender, (iii) amend or modify the pro rata requirements of Section 2.16, the provisions of Section 9.04(h), the provisions of this Section or the definition of the term “Required Lenders”, or (except as expressly provided in Section 9.17) release all or substantially all the Subsidiary Guarantors or all or substantially all the Collateral, without the prior written consent of each Lender or (iv) contractually subordinate any of the Collateral Agent’s Liens without the prior written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent, respectively.
          SECTION 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
          SECTION 9.10. Entire Agreement. This Agreement and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent and the Lenders) any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
          SECTION 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
          SECTION 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

          SECTION 9.13. Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.
          SECTION 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
          SECTION 9.15. Jurisdiction; Consent to Service of Process. (a) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against the Borrower or its properties in the courts of any jurisdiction.
          (b) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
          SECTION 9.16. Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, employees and agents, including accountants, legal counsel, trustees and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower or any of its subsidiaries or any of their respective obligations, (f) with the consent of the Borrower or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section. For the purposes of this Section, “Information” shall mean all information received from the Borrower and related to the Borrower or its business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by the Borrower. Any person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.
          (b) Notwithstanding anything herein to the contrary, any party subject to confidentiality obligations hereunder or otherwise (and any Affiliate thereof and any employee, representative or other agent of such party or such Affiliate) may disclose to any and all persons, without limitation of any kind, the tax treatment and the tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are or have been provided to it relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and transactions contemplated hereby. For this purpose, the tax treatment of the transactions contemplated hereby is the purported or claimed U.S. federal tax treatment of such transactions and the tax structure of such transactions is any fact that may be relevant to understanding the purported or claimed U.S. federal tax treatment of such transactions.
          SECTION 9.17. Termination and Release. (a) Notwithstanding any contrary provision herein or in any other Loan Document, (i) this Agreement shall automatically terminate and the Liens on the Collateral shall automatically be released under the applicable Loan Documents upon the payment in full (or other satisfaction agreed to by the Administrative Agent and the Lenders) of all of the Obligations owed to the Agents and the Lenders under this Agreement and the other Loan Documents and (ii) the Borrower may request the release of Collateral to be sold, transferred or otherwise disposed of in a transaction that is not prohibited by this Agreement by delivering to the Collateral Agent a certificate to the effect that such sale or other disposition and the application of the proceeds thereof will comply with the terms of this Agreement, then the Collateral Agent, if satisfied that the applicable certificate is correct, shall, without the consent of any Lender, execute and deliver all such instruments, releases, financing statements or other agreements, and take all such further actions, as shall be necessary to effectuate the release of such Subsidiary from its Guarantee under the Guarantee and Collateral Agreement or the release of such Collateral, as the case may be, substantially simultaneously with or at any time after the completion of such sale or other disposition. Upon the Borrower’s written request, the Collateral Agent shall execute and deliver all such instruments, releases, financing statements or other agreements, and take all such further actions, as shall be necessary to effectuate or further evidence the release of such Collateral.
          (b) Without limiting the provisions of Section 9.05, the Borrower shall reimburse the Collateral Agent for all costs and expenses, including reasonable attorneys’ fees and disbursements, incurred by it in connection with any action contemplated by this Section 9.17.
          SECTION 9.18. Patriot Act Notice. The Administrative Agent and the Lenders hereby notify the Borrower that pursuant to the requirements of the USA Patriot Act, the Administrative Agent and the Lenders are required to obtain, verify and record information that identifies the Borrower, including its legal name, address, tax ID number and other information that will allow the Administrative Agent and the Lenders to identify it in accordance with the USA Patriot Act. The Administrative Agent and the Lenders will also require information regarding each personal guarantor, if any, and may require information regarding the Borrower’s management and owners, such as legal name, address, social security number and date of birth.
          SECTION 9.19. Intercreditor Agreement.
          (a) Notwithstanding anything herein to the contrary, the lien and security interest granted pursuant to this Agreement and the exercise of any right or remedy hereunder are subject to the provisions of the Intercreditor Agreement. In the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control.
          (b) The Lenders acknowledge that obligations of the Borrower and their subsidiaries under the Permitted Note Facility and the Crack Spread Hedging Documents, and certain obligations related thereto, will be secured by Liens on assets of the Borrowers and their subsidiaries that constitute Collateral (but, with respect to the Crack Spread Hedging Documents, such Liens shall be limited to Non-ABL Priority Collateral). At the request of the Borrower, the Administrative Agent shall enter into the Intercreditor Agreement establishing the relative rights of the Secured Parties and of the secured parties under the Permitted Note Facility and the Crack Spread Hedging Documents with respect to the Collateral. Each Lender hereby irrevocably (A) consents to the subordination of Liens provided for under the Intercreditor Agreement, (B) authorizes and directs the Administrative Agent to execute and deliver the Intercreditor Agreement and any acknowledgements, agreements or documents relating thereto, in each case, on behalf of such Lender and without any further consent, authorization or other action by such Lender, (C) agrees that, upon the execution and delivery thereof, such Lender will be bound by the provisions of the Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement and (D) agrees that no Lender shall have any right of action whatsoever against the Administrative Agent as a result of any action taken by the Administrative Agent pursuant to this Section or in accordance with the terms of the Intercreditor Agreement. Each Lender hereby further irrevocably authorizes and directs the Administrative Agent to enter into such amendments, supplements or other modifications to the Intercreditor Agreement as are contemplated thereby in connection with any extension, renewal, refinancing or replacement of the Notes or the Crack Spread Hedging Agreement, in each case, on behalf of such Lender and without any further consent, authorization or other action by such Lender. The Administrative Agent shall have the benefit of the provisions of Article VIII with respect to all actions taken by it pursuant to this Section or in accordance with the terms of the Intercreditor Agreement to the full extent thereof.
          SECTION 9.20. Certifications Regarding Indenture. The Borrower certifies to the Administrative Agent and the Lenders that neither the execution nor the performance of the Loan Documents nor the incurrence of any Obligations incurred under the Loan Documents by the Borrowers violates the Indenture, including Section 4.09 thereof. The Borrower further certifies that the Obligations incurred under the Loan Documents constitute “Permitted Debt” under the Indenture and that the Commitments of the Lenders are not prohibited under the Indenture.
          SECTION 9.21. Reinstatement of Liability. If claim is ever made upon the Lenders for repayment or recovery of any amount or amounts received by the Lenders in payment or on account of any of the Obligations incurred under the Loan Documents of any Obligor and the Lenders repay all or part of said amount by reason of (a) any judgment, decree or order of any court or administrative body having jurisdiction over the Lenders or any of their property, or (b) any settlement or compromise of any such claim effected by the Lenders with any such claimant (including the Obligors), then any such judgment, decree, order, settlement or compromise shall be binding upon the Obligors, notwithstanding any revocation hereof or the cancellation of any note or other instrument evidencing any liability of such Obligor, and the Obligors shall be and remain liable to the Lenders hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by the Lenders.
(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ALON REFINING KROTZ SPRINGS, INC.,

By:	/s/ Jeff D. Morris
	Name:	Jeff D. Morris
Title: Chief Executive Officer

BANK HAPOALIM B.M., New York Branch, individually and as Administrative Agent and Collateral Agent,

by:	/s/ Lee Stenner
Name: Lee Stenner Title: Senior Vice President